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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-12

                 HEXCEL CORPORATION
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
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

[LOGO]

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                                 April 2, 2002

Dear Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders on Thursday, May 9, 2002 at 10:30 a.m., at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut.

    Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

    Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your vote, you may do so automatically by voting in person at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ David E. Berges

                                          David E. Berges
                                          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                          OFFICER
                                          AND PRESIDENT

[LOGO]

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                                 --------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2002

                                 --------------

    The Annual Meeting of Stockholders of Hexcel Corporation will be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 9, 2002 at 10:30 a.m. Stockholders will be asked to vote on the following matters:

        1. To elect nine individuals (H. Arthur Bellows, Jr., David E. Berges, Sandra L. Derickson, James J. Gaffney, Marshall S. Geller, Sanjeev K. Mehra, Lewis Rubin, Peter M. Sacerdote and Martin L. Solomon) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.

        2. To approve the Hexcel Corporation Long-Term Incentive Plan.

        3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002.

        4. To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 18, 2002 will be entitled to vote at the meeting and any adjournments. A list of these stockholders will be available for inspection at the executive office of Hexcel and will also be available for inspection at the Annual Meeting.

                                          By order of the Board of Directors

                                          /s/ Ira J. Krakower

                                          Ira J. Krakower

                                          Senior Vice President, General Counsel
                                          and Secretary

Dated: April 2, 2002

           YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                 PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
THE MEETING.................................................      1
  General...................................................      1
  Matters to be Considered at the Meeting...................      1
  Record Date; Voting Rights................................      1
  Proxies...................................................      2
ELECTION OF DIRECTORS.......................................      2
  Information Regarding the Directors.......................      4
  Meetings and Standing Committees of the Board of
    Directors...............................................      6
EXECUTIVE OFFICERS..........................................      7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      9
  Stock Beneficially Owned by Principal Stockholders........      9
  Stock Beneficially Owned by Directors and Officers........     10
EXECUTIVE COMPENSATION......................................     11
  Summary Compensation Table................................     11
  Stock Options.............................................     14
  Deferred Compensation.....................................     15
  Employment and Other Agreements...........................     15
  Compensation Committee Report.............................     21
  Compensation Committee Interlocks and Insider
    Participation...........................................     24
  Compensation of Directors.................................     24
HEXCEL CORPORATION LONG-TERM INCENTIVE PLAN.................     25
  General...................................................     25
  Description of the Principal Features of the Plan.........     25
  Plan Benefits.............................................     26
  Federal Income Taxes......................................     26
  Vote Required.............................................     26
PERFORMANCE GRAPH...........................................     27
AUDIT COMMITTEE REPORT......................................     28
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS...........     29
  General...................................................     29
  Audit Fees................................................     29
  Financial Information Systems Design and Implementation
    Fees....................................................     29
  All Other Fees............................................     29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     30
  General...................................................     30
  Relationship with the Goldman Sachs Investor Group........     30
  Relationship with Ciba....................................     35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     36
OTHER MATTERS...............................................     36
STOCKHOLDER PROPOSALS.......................................     36
ANNUAL REPORT...............................................     37
ANNEX A--LONG-TERM INCENTIVE PLAN...........................    A-1
ANNEX B--CHARTER OF THE AUDIT COMMITTEE.....................    B-1

[LOGO]

                               HEXCEL CORPORATION

                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 9, 2002

                            ------------------------

                                  THE MEETING

GENERAL

    We are providing this Proxy Statement to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 9, 2002 at 10:30 a.m., and at any adjournments. Each copy of this Proxy Statement is accompanied by a proxy card for use at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE MEETING

    The proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail elsewhere in this Proxy Statement.

    The Board of Directors does not intend to bring any matter before the Annual Meeting except as described in the attached notice. The Board of Directors is unaware of any matter that anyone else intends to present for action at the Annual Meeting. The persons named on the enclosed proxy card, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote at their discretion on any matters unknown at this time which properly come before the meeting.

RECORD DATE; VOTING RIGHTS

    The Board of Directors has fixed the close of business on March 18, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on or about April 2, 2002 to holders of record of Hexcel common stock on the record date. On the record date, there were 38,356,174 shares of Hexcel common stock outstanding held by 1,384 stockholders of record. Each share of Hexcel common stock is entitled to one vote on each matter to be acted upon at the Annual Meeting.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Hexcel common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

    Investment entities controlled by the Goldman Sachs Group, Inc., which we refer to collectively as the Goldman Sachs investor group, hold approximately 37.9% of the issued and outstanding Hexcel common stock. The Goldman Sachs investor group acquired these shares in December 2000 from Ciba Specialty Chemicals Holding Inc. We refer to this transaction throughout the Proxy Statement as the "Goldman

Sachs purchase." The Goldman Sachs investor group is subject to restrictions regarding how it can vote these shares under the terms of a governance agreement it entered into with us. Accordingly, the Goldman Sachs investor group has indicated it will vote its shares of Hexcel common stock in favor of each of the nominees for election to the Board of Directors, and in favor of each of the other proposals described in this Proxy Statement.

PROXIES

    All shares of Hexcel common stock entitled to vote and represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted as follows:

    FOR election of each of the nominees to the Board of Directors

    FOR approval of the Hexcel Corporation Long-Term Incentive Plan

    FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002

    If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy card, or their duly constituted substitutes acting at the Annual Meeting, may vote on the other matters at their discretion.

    If you give a proxy in response to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke a proxy by signing another proxy and delivering it to the Secretary of Hexcel before or at the Annual Meeting, or by attendance at the meeting and voting in person. You can also revoke your proxy by filing a written notice of revocation with the Secretary of Hexcel before or at the Annual Meeting. You should send any subsequent proxy or notice of revocation to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, Attention: Secretary, or you may deliver it to the Secretary at the Annual Meeting.

    We will pay the cost of solicitation of the proxies. In addition to solicitation by use of the mail, directors, officers and employees of Hexcel may solicit proxies in person or by telephone or other means of communication. We will not pay additional compensation for this solicitation, although we may reimburse reasonable out-of-pocket expenses. We will request that brokers and nominees who hold shares of Hexcel common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses incurred by them.

                             ELECTION OF DIRECTORS

    On December 19, 2000, the Board of Directors was reconstituted in accordance with the terms of the governance agreement with the Goldman Sachs investor group. The governance agreement provides that the Board of Directors shall consist of ten directors. In particular, based on the current amount of Hexcel common stock held by the Goldman Sachs investor group, the governance agreement requires that the Board of Directors be composed of:

    - three directors designated by the Goldman Sachs investor group, and

    - seven directors who are independent of the Goldman Sachs investor group. We refer to these directors as independent directors.

    The governance agreement requires that, so long as the Goldman Sachs investor group owns 10% or more of the voting power of Hexcel, any slate of nominees for election to the Board of Directors must include at least one but not more than three nominees of the Goldman Sachs investor group. "Voting power" means the portion of all Hexcel common stock outstanding held by the Goldman Sachs investor group. However, in determining "voting power", we consider as held by the Goldman Sachs investor group and as outstanding all Hexcel common stock that could be issued to the Goldman Sachs investor group upon the exercise or conversion of any securities, such as options, beneficially held by the Goldman Sachs investor group. In particular, the Goldman Sachs investor group is entitled to:

    - three nominees if it owns 20% or more of the outstanding voting power of Hexcel and continues to hold two-thirds or more of the Hexcel common stock it purchased from Ciba

    - two nominees if either

       - it owns 20% or more of the outstanding voting power of Hexcel and holds less than two-thirds of the Hexcel common stock it purchased from Ciba, or

       - it owns less than 20% but at least 15% of the outstanding voting power of Hexcel and continues to hold one-third or more of the Hexcel common stock it purchased from Ciba

    - one nominee if either

       - it owns less than 20% but at least 15% of the outstanding voting power of Hexcel and holds less than one-third of the Hexcel common stock it purchased from Ciba, or

       - it owns less than 15% but at least 10% of the outstanding voting power of Hexcel.

    Each nominee other than the nominees of the Goldman Sachs investor group must be an independent nominee, which means the nominee:

    - is not and has never been an officer, employee or director of the Goldman Sachs investor group

    - has no affiliation or relationship with any member of the Goldman Sachs investor group that would cause a reasonable person to regard the person as likely to be unduly influenced by the Goldman Sachs investor group

    - is designated by the independent directors, including the Chairman if he is an independent director

    The Goldman Sachs investor group is required to vote its shares of Hexcel common stock in favor of the nominees for director determined in accordance with the governance agreement.

    The Goldman Sachs investor group currently beneficially owns approximately 37.9% of the outstanding voting power of Hexcel. In accordance with the governance agreement, the following individuals have been nominated for election to the Board of Directors:

    - Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote (the nominees of the Goldman Sachs investor group)

    - H. Arthur Bellows, Jr., David E. Berges (Chairman), Sandra L. Derickson, Marshall S. Geller, Lewis Rubin and Martin L. Solomon (the independent nominees).

All of the nominees for election to the Board of Directors are currently serving as directors of Hexcel. There is currently one vacancy on the Board of Directors that will be filled with an independent director following the independent directors' identification of a qualified candidate.

    Shares represented by an executed and returned proxy card will be voted for the election of the nine nominees recommended by the Board of Directors, unless the proxy is marked to withhold authority to vote. Proxies cannot be voted for greater than nine persons, the number of persons nominated. If any nominee for any reason is unable to serve, the shares of Hexcel common stock represented by the proxy card will be voted for an alternate person designated in accordance with the governance agreement. We are not aware of any nominee who will be unable to or will not serve as a director.

    A plurality of the votes cast in person or by proxy at the Annual Meeting is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" have the authority to vote on some matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. If the broker does not vote, that is referred to as a "broker non-vote." Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

INFORMATION REGARDING THE DIRECTORS

    Set forth below is certain information concerning our current directors as of April 1, 2002. All current directors have been nominated for re-election to the Board of Directors. There are no family relationships among any of our executive officers or directors.

                                                   DIRECTOR
NAME                                      AGE       SINCE            POSITION(S) WITH HEXCEL
----                                    --------   --------   --------------------------------------
David E. Berges.......................     52        2001     Chairman of the Board; Chief Executive
                                                                Officer; President; Director

H. Arthur Bellows, Jr.................     64        2000     Director

Sandra L. Derickson...................     49        2002     Director

James J. Gaffney......................     61        2000     Director

Marshall S. Geller....................     63        1994     Director

Sanjeev K. Mehra......................     43        2000     Director

Lewis Rubin...........................     64        1999     Director

Peter M. Sacerdote....................     64        2000     Director

Martin L. Solomon.....................     65        1996     Director

    DAVID E. BERGES, age 52, has served as Chairman of the Board of Directors and Chief Executive Officer of Hexcel since July 2001, and as President of Hexcel since February 2002. Prior to joining Hexcel, Mr. Berges was President of the Consumer Products Group and Friction Materials Business Units of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, of Barnes Group Inc., from 1992 to 1994, and from 1986 to 1992 was President of its Windsor Manufacturing Division. From 1971 to 1986 Mr. Berges held a variety of roles with increasing responsibility at the General Electric Company.

    H. ARTHUR BELLOWS, JR., age 64, has been a director of Hexcel since December 2000. Mr. Bellows also serves as a member of the audit and finance committees of Hexcel. He has served as Chairman of Braeburn Associates, a private merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999, and continues to serve as a director. In 1967, he founded The Triangle Corporation, a public company which manufactured metal products, diagnostic equipment, precision instruments and plastic products and various hardware products, and served as its Chairman, President and Chief Executive Officer from its founding to March 1995. Mr. Bellows also acts as an officer and director of various civic organizations.

    SANDRA L. DERICKSON, age 49, has been a director of Hexcel since
February 2002. Ms. Derickson also serves as a member of the compensation committee of Hexcel. Ms. Derickson has served as the Chief Executive Officer of Household Retail Services, the private label credit card business of

Household International, since September 2000. From 1976 to 1999, Ms. Derickson held various management positions with GE Capital, the last of which was president of GE Capital Auto Financial Services, the largest non-captive auto leasing business in the world, from 1991 to 1999. Ms. Derickson was also an officer of the General Electric Company from 1991 to 1999.

    JAMES J. GAFFNEY, age 61, has been a director of Hexcel since
December 2000. Mr. Gaffney also serves as a member of the audit committee of Hexcel. Since 1997 he has served as a consultant to certain private investment funds affiliated with Goldman Sachs & Co. in relation to investments of these funds in Viking Pacific Holdings and Vermont Investments Limited. Since 1997 he has served as Vice Chairman of Viking Pacific Holdings Ltd. From 1995 through 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools. From 1993 through 1995, he was President and Chief Executive Officer of KDI Corporation, a conglomerate which was involved in swimming pool construction and manufactured products for a variety of industries. Prior to 1993, Mr. Gaffney held numerous other executive and financial positions. He also is a director of SCP Pool, Inc., Advantica Restaurant Group, Imperial Sugar Company, Safelite Glass Corp. and Seabulk International Inc., where he serves as Chairman of the Board, and of various private companies.

    MARSHALL S. GELLER, age 63, served as Co-Chairman of the Board of Directors of Hexcel from February 1995 to February 1996 and has been a director of Hexcel since August 1994. Mr. Geller also serves as Chairman of the nominating committee and as a member of the compensation and finance committees of Hexcel. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since 1995. Mr. Geller was Senior Managing Director of Golenberg &
Geller, Inc., a merchant banking firm, from 1991 to 1995; Vice Chairman of Gruntal & Company, an investment banking firm, from 1988 to 1990; and a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, from 1967 to 1988. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., ValueVision International, Inc., Concepts Direct Inc. and various other privately held corporations and charitable organizations.

    SANJEEV K. MEHRA, age 43, has been a director of Hexcel since
December 2000. Mr. Mehra also serves as Chairman of the finance committee and as a member of the compensation and nominating committees of Hexcel. Mr. Mehra served as Co-Chairman of the Board of Directors of Hexcel from May 2001 until July 2001. Mr. Mehra joined Goldman Sachs & Co. in 1986, and has served since 1996 as a Managing Director. He also serves as a member of its principal investment area investment committee. Mr. Mehra is a director of Amscan Holdings, Inc., ProMedCo Management Company, Inc. and various privately held companies.

    LEWIS RUBIN, age 64, has been a director of Hexcel since November 1999. He also served on Hexcel's Board of Directors from 1993 to 1995. Mr. Rubin also serves as Chairman of the audit committee of Hexcel. Mr. Rubin is President and Chief Executive Officer of XTRA Corporation, a subsidiary of Berkshire Hathaway Corporation, and has served in those positions since 1990. XTRA Corporation is a leading global transportation equipment lessor with operations in highway, domestic intermodal and marine container markets. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment.

    PETER M. SACERDOTE, age 64, has been a director of Hexcel since
December 2000. Mr. Sacerdote has been an advisory director of Goldman Sachs & Co. since May 1999 where he also serves as chairman of its principal investment area investment committee and as a member of its private equity group advisory committee. He joined Goldman Sachs & Co. in 1964 and served as a general partner from

1973 through 1990 and a limited partner from 1991 through 1999. He also serves as a director of AMF Bowling, Inc., AMF Group Holdings Inc., Qualcomm Incorporated and Franklin Resources, Inc. He is also a director and/or officer of various civic organizations.

    MARTIN L. SOLOMON, age 65, has been a director of Hexcel since May 1996.
Mr. Solomon also serves as Chairman of the compensation committee and is a member of the finance committee of Hexcel. Mr. Solomon served as Co-Chairman of the Board of Directors of Hexcel from May 2001 until July 2001. Mr. Solomon has been a director of American County Holdings, Inc., an insurance holding company, since 1997, was Co-Chairman from late 2000 to February 2001, and served as Chairman and Chief Executive Officer from 1997 to 2000. Mr. Solomon has been a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the Board of Directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.P., an investment partnership, from 1988 to 1990, and was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of Telephone and Data Systems, Inc. since 1997. Mr. Solomon is also a director of various privately held corporations and civic organizations.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                     ELECTION OF THE NOMINEES FOR DIRECTOR

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

    During 2001 there were 13 meetings of the Board of Directors and 19 meetings in the aggregate of the four standing committees of the Board of Directors. Each of the incumbent directors who served on the Board of Directors and its committees during 2001 attended or participated in at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings held during 2001, except Mr. Sacerdote, who was absent for 7 of the 13 meetings of the Board of Directors.

    The Board of Directors has established the following standing committees: audit committee; compensation committee; finance committee; and nominating committee. The Board of Directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the Board of Directors. The governance agreement requires that, as long as the Goldman Sachs investor group has the right to designate at least two directors for election to the Board of Directors, each committee of the Board of Directors will include at least one director chosen by the Goldman Sachs investor group. However, if none of the directors nominated by the Goldman Sachs investor group is "independent" as defined in the listing standards of the New York Stock Exchange, then the audit committee will consist solely of independent directors.

    On behalf of the Board of Directors, the audit committee oversees Hexcel's financial reporting process. Information regarding the audit committee, including the specific functions performed by the audit committee, is in the "AUDIT COMMITTEE REPORT" included elsewhere in this Proxy Statement. The current members of the audit committee are Messrs. Rubin (Chairman), Bellows and Gaffney. During 2001 the audit committee held 9 meetings.

    The compensation committee makes recommendations to the Board of Directors on matters pertaining to the compensation of our employees, executive officers and directors. The compensation committee also administers our incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers, other key employees, directors and consultants. The current members of the compensation committee are Messrs. Solomon (Chairman), Geller and Mehra, each of whom was a committee member during 2001, and Ms. Derickson, who became a member of the committee on February 27, 2002. During 2001 the compensation committee held 8 meetings.

    The finance committee oversees our financial affairs and makes appropriate recommendations to the Board of Directors. In certain circumstances it may also take action on behalf of the Board of Directors. The current members of the finance committee are Messrs. Mehra (Chairman), Bellows and Solomon, each of whom was a committee member during 2001, and Mr. Geller, who became a member of the committee on February 27, 2002. During 2001 the finance committee held 2 meetings.

    The nominating committee recommends nominees for the Board of Directors. The nominating committee does not solicit or consider stockholder recommendations for nomination. Under the governance agreement, the nominating committee is required to nominate the nominees designated by the Goldman Sachs investor group and the independent nominees designated by the independent directors. The current members of the nominating committee are Messrs. Geller (Chairman) and Mehra. During 2001 the nominating committee did not meet, although it did act once by written consent.

    In May 2001, after Hexcel's then Chairman and Chief Executive Officer,
Mr. John J. Lee, became disabled and retired, the Board of Directors formed a committee to search for a new Chairman and Chief Executive Officer. The members of the search committee were Messrs. Bellows, Gaffney and Geller. During the period from May through July 2001, the search committee held 13 meetings.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning our executive officers and all persons chosen to become executive officers as of April 1, 2002. For additional information concerning Mr. Berges, see "ELECTION OF DIRECTORS, Information Regarding the Directors."

                                                   EXECUTIVE
                                                    OFFICER
NAME                                      AGE        SINCE            POSITION(S) WITH HEXCEL
----                                    --------   ---------   --------------------------------------
David E. Berges.......................     52        2001      Chairman of the Board; Chief Executive
                                                                 Officer; President; Director

Stephen C. Forsyth....................     46        1994      Executive Vice President; Chief
                                                               Financial Officer

Ira J. Krakower.......................     61        1996      Senior Vice President; General
                                                               Counsel; Secretary

William J. Fazio......................     47        2001      Corporate Controller; Chief Accounting
                                                                 Officer

Robert F. Matthews....................     55        2000      Vice President of Human Resources

Joseph H. Shaulson....................     36        1996      President of the Hexcel-Schwebel
                                                               business unit

William Hunt..........................     59        1996      President of the Composites Materials
                                                                 business unit

David R. Tanonis......................     45        1999      President of the Structures and
                                                               Interiors business unit

    STEPHEN C. FORSYTH, age 46, has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998.
Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and has held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 61, has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the Board of Directors of and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    WILLIAM J. FAZIO, age 47, has served as Corporate Controller and Chief Accounting Officer since April 2001. Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics, a distributor and manufacturer of graphic arts products owned by Eastman Kodak Company and Sun Chemical Corporation, from February 1998 to March 2001, and from April 1997 to
January 1998 he was Director, Corporate Financial Services, for Ogden Corporation, a consumer and industrial service organization serving the aviation, entertainment and power generation markets. From 1981 to April 1997, Mr. Fazio held various positions for Coltec Industries Inc., the latest being Director--Operations Analysis from 1994 to March 1997.

    ROBERT F. MATTHEWS, age 55, has served as Vice President of Human Resources since July 1, 2000, and served as a consultant to Hexcel in human resources from January 2000 through June 2000. From 1999 to June, 2000, Mr. Matthews engaged in consulting in human resources matters. From 1994 to 1999, he served as Senior Vice President of Human Resources for Phillips Electronics, North America Region. From 1974 to 1994 he served in various human resources roles with the General Electric Company.

    JOSEPH H. SHAULSON, age 36, has served as President of the Hexcel-Schwebel business unit since November 2001. Mr. Shaulson served as Vice President of Corporate Planning and Chief Information Officer from September 2000 to November 2001, and as Vice President of Planning and Integration of Hexcel from November 1998 to September 2000. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he was employed from 1991 to 1996.

    WILLIAM HUNT, age 59, has served as President of Hexcel's Composites Materials business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Ciba Composites Business from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics from 1990 to 1991. Prior to joining Ciba-Geigy in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    DAVID R. TANONIS, age 45, has served as President of Hexcel's Structures and Interiors business unit since June 1999. Mr. Tanonis served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the interiors business, from February 1996 to June 1999 and as the Vice President of Interiors in the Heath Tecna Division of Ciba-Geigy Plastics prior to February 1996.
Mr. Tanonis held various technical and managerial positions with Heath Tecna since 1987. Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of February 28, 2002 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock.

                                                              NUMBER OF
                                                              SHARES OF    PERCENT
                                                                COMMON        OF
NAME AND ADDRESS                                                STOCK       CLASS
----------------                                              ----------   --------
The Goldman Sachs Group, Inc. (1) ..........................  14,547,668     37.9%
85 Broad Street
New York, NY 10004

Ciba Specialty Chemicals Holding Inc. (2) ..................   3,496,748      9.1%
Klybeckstrasse 141
CH 4002
Basel, Switzerland

Dimensional Fund Advisors, Inc. (3) ........................   2,805,800      7.3%
1299 Ocean Avenue
Santa Monica, CA 90401

AXA Financial, Inc. (4) ....................................   2,025,577      5.3%
1290 Avenue of the Americas
New York, NY 10104

Ingalls & Snyder LLC (5) ...................................   2,246,485      5.8%
61 Broadway
New York, NY 10006

------------------------

(1) Based on information contained in a Statement on Schedule 13D filed with the SEC on December 28, 2000 by the Goldman Sachs Group, Inc. and several of its affiliates. Based on information included in the Schedule 13D, options to purchase 32,000 shares of Hexcel common stock granted to each of Messrs. Mehra and Sacerdote pursuant to the Hexcel Corporation Incentive Stock Plan are held for the benefit of Goldman Sachs. Options to purchase 22,668 of the 32,000 shares are currently exercisable and, accordingly, are included in the shares beneficially owned by Goldman Sachs. The shares of Hexcel common stock beneficially owned by Goldman Sachs are subject to the terms of the governance agreement.

(2) Based on information contained in a Statement on Schedule 13D/A filed with the SEC on December 20, 2000.

(3) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 12, 2002.

(4) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 11, 2002. The Schedule 13G is also filed on behalf of the following entities: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA and Alliance Capital Management L.P.

(5) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 14, 2002. Assumes conversion of $5,665,000 principal amount of 7% Convertible Subordinated Notes Due 2003 into 358,317 shares of Hexcel common stock using a conversion rate of $15.81 in accordance with the terms of the indenture governing the notes.

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

    The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 28, 2002 by our directors, the executive officers listed in the summary compensation table below, and by all directors and executive officers as a group. The information in the table is based upon information supplied to us by the persons listed in the table.

                                                              SHARES OF HEXCEL     PERCENT
NAME                                                          COMMON OWNED (1)   OF CLASS (2)
----                                                          ----------------   ------------
David E. Berges.............................................       203,750              *
H. Arthur Bellows, Jr.......................................        15,175              *
Sandra L. Derickson.........................................         6,603              *
James J. Gaffney (3)........................................        19,747              *
Marshall S. Geller..........................................       139,879              *
Sanjeev K. Mehra (3) (4)....................................             0              0%
Lewis Rubin.................................................        37,961              *
Peter M. Sacerdote (3) (4)..................................             0              0%
Martin L. Solomon...........................................       140,035              *
Stephen C. Forsyth..........................................       311,217              *
Ira J. Krakower.............................................       528,193            1.4%
William Hunt................................................       293,777              *
Estate of John J. Lee (5)...................................     2,805,636            7.0%
Harold E. Kinne (6).........................................       604,093            1.6%
All executive officers and directors as a group (18 persons)     5,370,534           12.7%
  (7).......................................................

------------------------

(1) Except as noted in footnote 4 below, includes shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment under certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. Such shares are held as follows: Mr. Berges 68,750; Mr. Bellows 15,175; Ms. Derickson 6,603; Mr. Gaffney 19,747; Mr. Geller 79,879;
    Mr. Rubin 37,961; Mr. Solomon 125,035; Mr. Forsyth 261,191; Mr. Krakower 471,373; Mr. Hunt 238,690; Estate of John J. Lee 2,007,920; Mr. Kinne 502,093; all other executive officers and directors as a group 225,450.

(2) An asterisk represents ownership of less than 1%.

(3) Messrs. Gaffney, Mehra and Sacerdote serve on the Board of Directors at the request of the Goldman Sachs investor group pursuant to the governance agreement.

(4) Based on information provided to us, options to purchase shares of Hexcel common stock granted to Messrs. Mehra and Sacerdote pursuant to the Incentive Stock Plan are held for the benefit of the Goldman Sachs investor group. Messrs. Mehra and Sacerdote disclaim beneficial ownership of any shares represented by such options and none of the shares represented by such options are included above. In addition, Messrs. Mehra and Sacerdote disclaim beneficial ownership of the 14,525,000 shares of Hexcel common stock held by the Goldman Sachs investor group, and none of these shares are included above.

(5) Based on information contained in a Statement on Schedule 13D filed with the SEC on November 26, 2001, and includes 2,007,920 shares issuable upon the exercise of options that are currently exercisable. Mr. Lee served as our Chief Executive Officer from January 1994 until his retirement on April 27, 2001, and as Chairman of the Board from February 1996 until his death on May 5, 2001. The address for the Estate of John J. Lee is c/o Stewart J. McMillan, McMillan Constabile LLP, 2180 Boston Post Road, Larchmont, NY 10538-0300.

(6) Mr. Kinne served as our President and Chief Operating Officer from July 1998 until January 2002.

(7) Includes 3,409,729 shares, including shares issuable upon the exercise of options that are currently exercisable, in the aggregate held by the Estate of John J. Lee and Mr. Kinne.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total annual compensation paid or accrued by us to each person who served as our Chief Executive Officer during any part of 2001 and our next four most highly compensated executive officers who were employed by us as of December 31, 2001. We refer to these individuals as the named executive officers.

                                                                                         LONG-TERM
                                                  ANNUAL COMPENSATION(1)            COMPENSATION AWARDS
                                            ----------------------------------   -------------------------
                                                                                                SECURITIES
                                                                     OTHER        RESTRICTED    UNDERLYING
                                                                     ANNUAL         STOCK        OPTIONS/     ALL OTHER
                                             SALARY    BONUSES    COMPENSATION     AWARD(S)        SARS      COMPENSATION
NAME & PRINCIPAL POSITION          YEAR       ($)       ($)(5)        $(6)       ($)(7)(8)(9)   (#)(8)(9)      ($)(10)
-------------------------        --------   --------   --------   ------------   ------------   ----------   ------------
David E. Berges(2) ............    2001     229,167    429,167       81,182          706,500      825,000         16,628
  Chairman; Chief Executive
  Officer; President

John J. Lee(3) ................    2001     213,164         --           --               --           --      3,102,727
  Chairman; Chief Executive        2000     644,000    603,989           --          618,684      519,200        775,551
  Officer                          1999     625,000         --           --        1,410,433      326,620        683,349

Harold E. Kinne(4) ............    2001     395,000         --           --               --           --      2,511,165
  President; Chief Operating       2000     385,000    293,364           --          269,190      116,195         35,552
  Officer                          1999     350,000         --           --          452,441      143,498         26,875

Stephen C. Forsyth ............    2001     320,000    105,600           --           10,932           --         50,017
  Executive Vice President;        2000     309,000    199,467           --          124,800       88,400         27,848
  Chief Financial Officer          1999     300,000         --           --          352,813       90,159         26,460

Ira J. Krakower ...............    2001     265,000     72,875           --               --           --         41,394
  Senior Vice President;           2000     254,000    164,643           --          103,350       82,413         22,734
  General Counsel; Secretary       1999     245,000         --           --          296,639       72,040         19,342

William Hunt ..................    2001     250,000     68,750        6,981               --           --         13,904
  President, Composites            2000     242,000    123,867        7,178           54,600       67,326         18,562
  Materials Business Unit          1999     233,663     85,000        7,752          174,146       33,320         18,126

------------------------

(1) Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2) Mr. Berges' employment with us commenced on July 30, 2001.

(3) Mr. Lee became disabled and retired as Chief Executive Officer on April 27, 2001, and served as Chairman of the Board until May 5, 2001.

(4) Mr. Kinne retired on January 4, 2002.

(5) Amounts shown in 1999, 2000 and 2001 include deferred amounts used to purchase restricted stock units ("RSUs") under the Management Stock Purchase Plan ("MSPP"); see footnote 7 below. Bonuses shown for fiscal years 1999, 2000 and 2001 were earned in fiscal years 1999, 2000 and 2001, and paid in 2000, 2001 and 2002. The amount shown for Mr. Berges includes a $200,000 sign-on bonus and a guaranteed pro-rated bonus payment of $229,167 for 2001 in accordance with his employment agreement.

(6) This column includes, among other things, perquisites and other benefits in excess of reporting thresholds. The amount for Mr. Berges in 2001 includes $76,182 of attorneys' fees incurred by

    Mr. Berges in connection with entering into employment with us. The amounts for Mr. Hunt represent payments to cover tax liabilities related to reimbursement for housing expenses.

(7) This column includes the value of (i) Performance Accelerated Restricted Stock Units ("PARS"), (ii) RSUs under the MSPP (net of purchase price paid), and (iii) restricted shares of Hexcel common stock, awarded to the named executive officers. In each case, the value was determined at the closing market price of Hexcel common stock on the date of grant without taking into account any restrictions on vesting or transfer.

    (A) PARS. PARS generally vest after a period of seven years following the grant date, but if our performance equals or exceeds certain performance target levels, or upon termination of employment in certain circumstances, the PARS will vest and be converted into an equivalent number of shares of Hexcel common stock earlier than the fixed vesting date.

    (B) RSUS. RSUs were issued under the MSPP to the extent the executive elected to purchase RSUs with up to 50% of his bonus for 1999, 2000 and 2001. The purchase price of an RSU was 80% of the average closing price of Hexcel common stock for the five trading days preceding the date on which the bonus was payable. RSUs generally vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel common stock. The RSUs with respect to the bonus for 1999 were issued on December 30, 1999 at a purchase price of $4.14 per RSU. The RSUs with respect to the bonus for 2000 were issued on February 1, 2001 at a purchase price of $8.59 per RSU. The RSUs with respect to the bonus for 2001 were issued on January 10, 2002 at a purchase price of $2.27 per RSU.

    (C) RESTRICTED SHARES GRANTED TO MR. BERGES. Pursuant to his employment agreement, upon commencing employment in July 2001 Mr. Berges was granted 90,000 restricted shares of Hexcel common stock. Eighteen thousand shares vested, and the restrictions as to these shares lapsed, on March 31, 2002. The remainder of these shares will vest, and the restrictions thereon will lapse, on March 31, 2003.

    (D) AGGREGATE RESTRICTED STOCK INFORMATION. The aggregate number of shares underlying PARS, RSUs and restricted shares held by each named executive officer at the end of 2001, and the aggregate value of the PARS, RSUs (net of purchase price paid) and restricted shares based on the closing price of Hexcel common stock at December 31, 2001 ($3.08), are as follows: Mr. Berges 90,000 and $277,200; Estate of Mr. Lee 0 and $0;
       Mr. Kinne 88,874 and $108,102; Mr. Forsyth 79,658 and $172,375;
       Mr. Krakower 48,643 and $79,780; and Mr. Hunt 24,387 and $55,809. These amounts include PARS, RSUs and restricted shares that were not vested at December 31, 2001. No dividends are payable on any PARS or RSUs until the shares represented by the PARS or RSUs are delivered to the employee provided that, if dividends are paid on Hexcel common stock subsequent to vesting of PARS, but while conversion to Hexcel common stock is restricted by Hexcel because of the application of Section 162(m) of the Internal Revenue Code, the grantee will be granted additional PARS (as if each of such PARS were a share of Hexcel common stock) equal in value to the dividends which would have been payable if such vested PARS were converted into Hexcel common stock. Dividends are payable on the restricted shares held by Mr. Berges.

(8) The compensation committee authorized the annual award of stock incentives to executives for 2002 on January 10, 2002 instead of in December of the prior year as has been done in the recent past. Therefore, no stock incentive awards granted to any named executive officer in 2001 are reflected in the summary compensation table or in the option tables below except as to Mr. Berges whose awards were granted in July 2001 under his employment agreement, and as to Mr. Forsyth who had elected to purchase RSUs under the MSPP with 50% of his 2001 bonus. An aggregate of 245,900 restricted stock units and options to purchase an aggregate of 547,000 shares of Hexcel common stock were granted to the incumbent named executive officers on January 10, 2002.

(9) In connection with the Goldman Sachs purchase on December 19, 2000, the terms of outstanding unvested stock options and outstanding PARS and RSUs held by each named executive officer employed by us at that time other than Mr. Lee were amended in certain respects. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, AGREEMENTS OF MESSRS. KINNE, FORSYTH, KRAKOWER AND HUNT ENTERED INTO IN CONNECTION WITH THE GOLDMAN SACHS PURCHASE."

(10) The amounts in the "All Other Compensation" column for fiscal years 1999, 2000 and 2001 for all named executive officers except for Mr. Hunt include the following:

                                                   HEXCEL               HEXCEL                             PREMIUMS FOR
                                              CONTRIBUTIONS TO     CONTRIBUTIONS TO      PREMIUMS FOR       LONG-TERM
                                              401(K) RETIREMENT   401(K) RESTORATION   LIFE INSURANCE IN    DISABILITY
    NAME                             YEAR       SAVINGS PLAN             PLAN          EXCESS OF $50,000    INSURANCE
    ----                           --------   -----------------   ------------------   -----------------   ------------
    David E. Berges..............    2001                --              $15,886             $  547            $195

    John J. Lee..................    2001           $11,134              $75,976             $  712            $330
                                     2000           $10,200              $50,415             $3,869            $954
                                     1999           $ 8,843              $43,773             $3,744            $954

    Harold E. Kinne..............    2001           $10,511              $51,356             $2,308            $990
                                     2000           $10,200              $22,115             $2,253            $954
                                     1999           $ 8,843              $15,050             $2,028            $954

    Stephen C. Forsyth...........    2001           $10,338              $36,849             $1,840            $990
                                     2000           $10,200              $14,922             $1,772            $954
                                     1999           $ 8,843              $14,947             $1,716            $954

    Ira J. Krakower..............    2001           $ 9,942              $29,465             $1,497            $990
                                     2000           $10,200              $10,145             $1,435            $954
                                     1999           $ 8,843              $ 8,166             $1,379            $954

    As a non-US based executive, Mr. Hunt does not participate in the same plans as the other named executive officers. For Mr. Hunt, the amounts in the "All Other Compensation" column for fiscal years 1999, 2000 and 2001 consist of life insurance premiums of $6,989, $7,227 and $6,584 and disability insurance premiums of $11,158, $11,335 and $7,320.

    For Mr. Lee, the All Other Compensation amount for 2001 also includes a disability benefit in the amount of $1,080,196 in satisfaction of our obligations under his severance agreement, and a payment of $281,159 being the difference between the amount Mr. Lee had earned under his supplemental executive retirement agreement as of December 31, 2000 and the amount Hexcel paid Mr. Lee's estate under this agreement in January 2002. Also included is deferred compensation of $626,035, $710,113 and $1,653,220 for 1999, 2000
    and 2001 due under Mr. Lee's employment agreement. The deferred compensation amount for 2001 includes the amounts that would have been credited to Mr. Lee's deferred compensation account on December 31, 2001, 2002 and 2003 had he continued to serve with Hexcel to those dates but which were payable upon termination of employment due to disability. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, SEPARATION AGREEMENT WITH
    MR. LEE." For Mr. Kinne, the amount also includes $2,446,000 payable to Mr. Kinne upon his retirement in satisfaction of all obligations to Mr. Kinne under his severance agreement and supplemental executive retirement agreement and under the Management Incentive Compensation Plan for 2001. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, SEVERANCE AND TERMINATION AGREEMENT WITH MR. KINNE."

STOCK OPTIONS

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK
                                                                                                 PRICE APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                               OPTION TERM (3)
                              ----------------------------------------------------------------   -----------------------
                               NUMBER OF
                              SECURITIES     % OF TOTAL
                              UNDERLYING    OPTIONS/SARS                  MARKET
                               OPTIONS/      GRANTED TO    EXERCISE OR   PRICE ON
                                 SARS       EMPLOYEES IN   BASE PRICE     GRANT     EXPIRATION
NAME                          GRANTED (#)   FISCAL YEAR      ($/SH)        DATE        DATE        5%($)        10%($)
----                          -----------   ------------   -----------   --------   ----------   ----------   ----------
David E. Berges.............   825,000(1)         70%(2)     $ 10.50      $ 7.85      7/30/11    $1,886,629   $8,135,225

------------------------

(1) These are nonqualified options granted to Mr. Berges upon commencing employment with Hexcel pursuant to his employment agreement. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, EMPLOYMENT AGREEMENT WITH MR. BERGES."

(2) Annual stock option awards to executive officers in respect of a particular year are normally issued in December of the prior year so that awards in respect of 2002 typically would have been granted in December 2001. However, awards in respect of 2002 were not granted until January 10, 2002. Thus, Mr. Berges is the only executive officer who received an option grant in 2001.

(3) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the Commission and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of Hexcel common stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  SHARES                   UNDERLYING UNEXERCISED             IN THE MONEY
                                 ACQUIRED      VALUE           OPTIONS/SARS AT               OPTIONS/SARS AT
                                    ON        REALIZED     FISCAL YEAR END (#)(1)        FISCAL YEAR END ($)(2)
NAME                           EXERCISE (#)     ($)      (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
----                           ------------   --------   ---------------------------   ---------------------------
David E. Berges..............       --           --              34,375/790,625                     0/0
John J. Lee..................       --           --                 2,007,920/0                     0/0
Harold E. Kinne..............       --           --             291,191/210,902                     0/0
Stephen C. Forsyth...........       --           --             130,038/324,771                     0/0
Ira J. Krakower..............       --           --             262,431/139,722                     0/0
William Hunt.................       --           --             114,707/238,690                     0/0

------------------------

(1) Includes (i) 825,000 shares underlying options granted to Mr. Berges under his employment agreement; (ii) options granted pursuant to the Incentive Stock Plan as follows: Mr. Lee 2,007,920; Mr. Kinne 502,093; Mr. Forsyth 452,059; Mr. Krakower 402,153; and Mr. Hunt 353,397; and (iii) options granted pursuant to Hexcel's 1988 Management Stock Plan as follows:
    Mr. Forsyth 2,750.

(2) Based on the closing price of $3.08 per share of Hexcel common stock as reported on the New York Stock Exchange Composite Tape on December 31, 2001.

DEFERRED COMPENSATION

                          PENSION PLAN--U.S. EMPLOYEES

    Messrs. Lee, Kinne, Forsyth and Krakower participated in the Hexcel Corporation Pension Plan, a tax-qualified defined benefit plan. On December 31, 2000, the benefits under the Pension Plan were frozen and no additional benefits will be earned after that date. The benefit vests in its entirety after five years of employment; even though the benefit is frozen, employees continue to earn service credit towards vesting after December 31, 2000. As of the end of the 2001 fiscal year, the monthly benefit earned and the percentage of such benefit vested for each of the participating named executive officers was as follows: Mr. Lee $667 and 100%; Mr. Kinne $197 and 0% (three years credited service); Mr. Forsyth $667 and 100%; and Mr. Krakower $442 and 100%. As a result of Mr. Kinne's termination prior to his completing five years of service, Mr. Kinne forfeited all benefits under the pension plan. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Benefits under the Pension Plan are credited against the supplemental executive retirement agreement benefits of Messrs. Forsyth and Krakower; see "EXECUTIVE COMPENSATION, Employment and Other Agreements, "SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS WITH MESSRS. KINNE, FORSYTH AND KRAKOWER." Mr. Hunt does not participate in this Pension Plan but Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme as described in "EXECUTIVE COMPENSATION, Employment and Other Agreements, ADDITIONAL PENSION AGREEMENT WITH MR. HUNT."

EMPLOYMENT AND OTHER AGREEMENTS

    EMPLOYMENT AGREEMENT WITH MR. BERGES

    We entered into an employment agreement with Mr. Berges when he began his employment with us on July 30, 2001. The employment agreement provides for Mr. Berges to be employed as our Chairman and Chief Executive Officer for four years commencing July 30, 2001. After the end of the initial four-year term, the employment agreement will automatically be extended for successive one-year terms unless either Mr. Berges or Hexcel gives at least one year's prior notice to the other that the employment agreement shall not be renewed. Mr. Berges may terminate the employment agreement for good reason or upon 30 days' notice to us. The employment agreement provides for, among other things:

    - a sign-on award of $200,000

    - an annual base salary of not less than $550,000, subject to annual review by the compensation committee

    - a target annual bonus opportunity of not less than 100% of annual base salary, and a maximum annual bonus opportunity of not less than 200% of annual base salary, including a guaranteed pro-rated bonus of not less than $229,167 for 2001

    - participation in all other employee benefit plans available to senior executives, except that Mr. Berges' participation in our annual equity award program during the initial four-year term of the employment agreement is at the discretion of the compensation committee

    Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options has a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares becomes exercisable over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares becomes exercisable in full on July 29, 2011, subject to earlier vesting, in part or in whole, if the price of Hexcel common stock

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reaches defined thresholds. If Mr. Berges' employment with us terminates, the options, to the extent not vested, are forfeited.

    In addition, on July 30, 2001 Mr. Berges received 90,000 restricted shares of Hexcel common stock. The restricted shares may not be sold or transferred until they vest and the restrictions lapse. On March 31, 2002, 18,000 restricted shares vested and the restrictions on those shares lapsed. On March 31, 2003, the remaining 72,000 restricted shares will vest, and the restrictions on those shares will lapse. However, if before March 31, 2003 we terminate Mr. Berges' employment without cause, or Mr. Berges terminates his employment for good reason, or if Mr. Berges' employment terminates by reason of death or disability, the 72,000 restricted shares will vest and the restrictions on those shares will lapse. If prior to March 31, 2003 Mr. Berges terminates his employment other than for good reason, or we terminate his employment for cause, then he forfeits the 72,000 restricted shares.

    In the event of a change of control of Hexcel, any unvested options immediately vest and become exercisable and any unvested restricted shares immediately vest and the restrictions on those shares lapse.

    Upon termination of employment under certain circumstances we will make payments to Mr. Berges, and continue his participation in our benefit plans for a limited period of time. The amounts payable to Mr. Berges vary depending upon the circumstances of termination of employment:

    - for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, Mr. Berges will be entitled to receive a payment equal to two times the sum of his base salary at that time and average bonus over the last three years

    - for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, in each case during a period which qualifies as a potential change in control or within two years after a change in control, Mr. Berges receives three times the sum of his base salary at that time and average bonus over the last three years

    - for termination due to death or disability, Mr. Berges will be entitled to receive his salary through the date of termination plus an annual bonus prorated for the portion of the year he was employed

    We will continue Mr. Berges' participation in our benefit plans for up to three years depending on the circumstances of termination. If we terminate
Mr. Berges for cause or Mr. Berges terminates employment without good reason, Mr. Berges will be entitled to receive only unpaid amounts owed to him through the date of termination. In the event payments to Mr. Berges would result in the imposition of any excise tax on "excess parachute payments," the payments and benefits to which Mr. Berges is otherwise entitled may be reduced to the extent necessary to maximize the after-tax amount received by him. However, if Mr. Berges receives payments from us as a result of termination of employment before December 19, 2002, then we will hold him harmless from the effect of any excise tax imposed on "excess parachute payments."

    Mr. Berges has agreed not to compete with us for two years or three years after termination of employment, depending on whether termination occurs under circumstances described in the first bullet point or second bullet point above.

    SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT WITH MR. BERGES

    We also entered into a supplemental executive retirement agreement with Mr. Berges upon his commencing employment with us on July 30, 2001. This agreement provides a benefit intended to supplement Mr. Berges' retirement income from our other retirement programs. The normal retirement benefit under the agreement for retirement at age 65 is a monthly payment equal to the product of Mr. Berges' final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is Mr. Berges' monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of Mr. Berges' final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month

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of continuous service with us up to 156 months. The vesting percentage is 100%
if Mr. Berges has completed at least 60 months of continuous service with us, otherwise it is 0%. Qualified pension benefits are the actuarially determined monthly value of the vested contributions made by us under our defined contribution retirement plans deemed increased at a 6% per annum rate of return.

    If Mr. Berges' employment terminates, we will pay the normal retirement benefit to him starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after his death shall be made to his surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, and termination by Mr. Berges for good reason, we will pay
Mr. Berges a lump sum equal to the actuarial present value of a monthly benefit starting in the month after his employment terminates, computed using a vesting percentage of 100% and continuous service equal to Mr. Berges' actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by Mr. Berges for good reason, 12 months, with the benefit reduced by 3% per year for each year by which his termination precedes his attaining age 65. If Mr. Berges' employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of his final average pay and benefit percentage, less his qualified pension benefits. No benefits are payable if Mr. Berges is terminated for cause. In addition, Mr. Berges may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to Mr. Berges shall be reduced to reflect the actuarial equivalence of the survivorship benefit elected.
Mr. Berges may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

    If Mr. Berges had retired at December 31, 2001, assuming a vesting percentage of 100%, his normal retirement benefit under his supplemental executive retirement commencing at age 65 would equal approximately $2,223 per month.

    EMPLOYMENT AGREEMENT WITH MR. LEE

    Mr. Lee served as our Chief Executive Officer from January 1994 until he retired on April 27, 2001. He served as Chairman of the Board from February 1996 until his death on May 5, 2001.

    In connection with the Goldman Sachs purchase, Mr. Lee amended and restated his existing employment agreement with us which was due to terminate in February 2001. The employment agreement provided for Mr. Lee to be employed as our Chairman and Chief Executive Officer for three years commencing
December 19, 2000. The employment agreement also provided for

    - an annual base salary of at least $644,000, or any higher salary set by the compensation committee, and a target annual bonus of not less than 80% of his annual base salary

    - a deferred compensation arrangement intended to provide Mr. Lee an annual retirement benefit which, when added to his other Hexcel retirement benefits, would be equal to approximately 50% of the average annual cash compensation paid to him during the term of his employment with us

    - Mr. Lee's participation, where appropriate, in all other components of senior executive compensation, including equity-based incentives and welfare benefits

    The employment agreement provided for the grant to Mr. Lee on December 19, 2000 of an option to purchase 364,000 shares of Hexcel common stock under the Incentive Stock Plan. The option exercise price is $11.00 per share and the option became fully vested and exercisable by its terms upon Mr. Lee's retirement due to disability in April 2001.

    SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT WITH MR. LEE

    In December 2000 in connection with the Goldman Sachs purchase, we amended Mr. Lee's 1998 supplemental executive retirement agreement which provided him with a benefit intended to supplement his retirement income from our other retirement programs and social security. In April 2001, we agreed to pay Mr. Lee a lump sum $281,159 increase in retirement benefits over the amount due if he retired on December 31, 2000. See "Termination Agreement with Mr. Lee" below.

    SPLIT-DOLLAR ARRANGEMENT WITH MR. LEE

    In January 1999, we entered into a split dollar insurance agreement with an irrevocable trust. The trust has purchased a Survivorship/Last to Die insurance policy on Mr. Lee and his spouse. We are obligated to pay the annual premium on the policy until 2004, except for a designated portion of the payment that is paid by the trust, at which time the policy will be fully paid. Upon the earlier of the 15th anniversary of the date of the policy and the death of Mr. Lee's spouse, or if the policy is cancelled or surrendered, we will be reimbursed from the proceeds of the policy for the cumulative premiums we have paid, and the trust will retain the balance under the policy. The policy is assigned to us to secure the premium repayment. Our annual payment is approximately $257,000.

    TERMINATION AGREEMENT WITH MR. LEE

    On April 27, 2001, we entered into an agreement with Mr. Lee governing the terms of his retirement due to disability in which we acknowledged our obligations under various existing compensation arrangements with Mr. Lee. In addition, the agreement provides that

    - we pay Mr. Lee a lump sum $281,159 increase in benefits under his supplemental executive retirement agreement over the amount due if he retired on December 31, 2000

    - we extend the periods of exercisability for certain options by up to four years

    - an option granted in 1998 to purchase 400,000 shares of Hexcel common stock at $12.00 per share, which was 15% vested, would immediately vest in full and become exercisable

Under the agreement Mr. Lee agreed to relinquish his duties as Chief Executive Officer immediately to provide for a more orderly transition of leadership and to defer receipt of the supplemental executive retirement payment and all deferred compensation due under his employment agreement until January 2002.

    SEVERANCE AGREEMENTS WITH MESSRS. LEE, KINNE, FORSYTH AND KRAKOWER

    In February 1999, we entered into severance agreements with Messrs. Lee, Kinne, Forsyth and Krakower. These severance agreements provide that we will make a termination payment to the executive, and continue his participation in our benefit plans for a limited period of time, upon termination of employment under certain circumstances. The amounts payable to the executive vary depending upon the circumstances of termination of employment:

    - for termination by us other than for disability and other than for cause, or by the executive for good reason, the executive receives a payment equal to one year's salary plus average bonus over the last three years

    - for termination by us other than for disability and other than for cause, or by the executive for good reason, during a period of a potential change in control or within two years after a change in control, the executive receives three times the payment described in the bullet point above

We are also required to continue the executive's participation in our benefit plans for up to three years depending on the circumstances of termination. The purchase of Hexcel common stock from Ciba by the Goldman Sachs investor group in December 2000 constituted a change of control event.

    If payments to the executive would result in the imposition of any excise tax on "excess parachute payments," the payments may be reduced to maximize the after-tax amount received by the executive.

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
However, if the executive receives payments under the severance agreement as a result of termination of employment before December 19, 2002, then we will hold the executive harmless from the effect of any excise tax imposed on "excess parachute payments." The executive agrees not to compete with us for one year or three years after termination of employment depending on whether termination occurs under circumstances described in the first or second bullet point above.

    In April 2001, a disability payment in the amount of $1,080,196 was paid to Mr. Lee in accordance with the terms of his severance agreement as a result of his termination of employment. See "Termination Agreement with Mr. Lee" above. Payments under Mr. Kinne's Severance and Termination Agreement will satisfy all of our obligations to Mr. Kinne under Mr. Kinne's severance agreement. See "Severance and Termination Agreement with Mr. Kinne" below.

    SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS WITH MESSRS. KINNE, FORSYTH AND
     KRAKOWER

    In May 2000, we agreed to provide each of Messrs. Kinne, Forsyth and Krakower with a benefit intended to supplement the executive's retirement income from our other retirement programs and social security. The normal retirement benefit under the supplemental executive retirement agreement for retirement at age 65 is a monthly payment equal to the product of the executive's final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is the executive's monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of the executive's final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us. The vesting percentage for Messrs. Kinne and Krakower is 100% if the executive has completed at least
60 months of continuous service with us, and otherwise it is 0%. The vesting percentage for Mr. Forsyth is 100% if Mr. Forsyth has completed 24 months of continuous service with us after the date of the agreement, and otherwise it is 0%. Qualified pension benefits are the actuarially determined monthly value of the vested benefits under the pension plan, and the vested contributions made by us under our defined contribution plans deemed increased at a 6% per annum rate of return. In addition, for Mr. Forsyth, qualified pension benefits include any other similar benefits Mr. Forsyth is entitled to as a result of his employment with any of our current or former affiliates.

    If the executive's employment terminates, we will pay the normal retirement benefit to the executive starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after death shall be made to the executive's surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, and termination by the executive for good reason, the executive will be paid a lump sum equal to the actuarial present value of the normal retirement benefit, computed using a vesting percentage of 100% and continuous service equal to the executive's actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by the executive for good reason, 12 months. The purchase of Hexcel common stock from Ciba by the Goldman Sachs investor group in December 2000 constituted a change of control event. If the executive's employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of the executive's final average pay and benefit percentage, less the executive's qualified pension benefits. No benefits are payable if the executive is terminated for cause. In addition, the executive may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to the executive will be reduced to reflect the actuarial equivalence of the survivorship benefit elected. The executive may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

    We entered into an Executive Deferred Compensation and Consulting Agreement with Mr. Forsyth that entitles him to a monthly benefit upon retirement based upon 1.5% of his covered compensation earned during the approximately 7 years that the agreement has been in effect. The agreement also entitles Mr. Forsyth to receive medical and life insurance until he has reached age 75. On May 10, 2002, when Mr. Forsyth becomes fully vested under his supplemental executive retirement agreement, the Executive

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Deferred Compensation and Consulting Agreement will be superceded by
Mr. Forsyth's supplemental executive retirement agreement.

    If Mr. Forsyth had retired at December 31, 2001, assuming a vesting percentage of 100%, his normal retirement benefit under his supplemental executive retirement agreement payable commencing at age 65 would equal approximately $12,115 per month. For Mr. Krakower the amount would be $6,417 per month.

    Payments made by us to Mr. Kinne under his Severance and Termination Agreement will satisfy all of our obligations to Mr. Kinne under his supplemental executive retirement agreement.

    SEVERANCE AND TERMINATION AGREEMENT WITH MR. KINNE

    On December 17, 2001, we entered into a Severance and Termination Agreement with Mr. Kinne governing his termination. We agreed to pay Mr. Kinne $2,446,000 in satisfaction of all amounts owed to Mr. Kinne under his severance agreement, supplemental executive retirement agreement, executive deferred compensation and consulting agreement, and under the Management Incentive Compensation Plan for 2001. One million nine hundred thousand of this amount was paid on January 4, 2002, and the remainder will be paid $91,000 per month from February through July of 2002. The agreement provides that all outstanding restricted stock awards vest and be converted into shares of common stock immediately. The agreement also provides that all outstanding stock options immediately vest in full, and extends the period of exercisability for some options. We also agreed to provide outplacement services for Mr. Kinne at a level consistent with past practice for senior executives. In exchange, Mr. Kinne agreed not to solicit for employment any of our employees, and agreed not to work for a business which competes with us, for a period of two years. Mr. Kinne also released us from all potential claims and actions relating to his employment with us.

    Under the Severance and Termination Agreement, Mr. Kinne agreed to act as an independent consultant to us for the period beginning January 4, 2002 and ending July 1, 2002, for which we agreed to pay Mr. Kinne $10,000 per month. Mr. Kinne agreed to perform such duties as are assigned by the Chief Executive Officer, and is not obligated to provide services on more than an aggregate of thirty working days.

    ADDITIONAL PENSION AGREEMENT WITH MR. HUNT

    Mr. Hunt participates in the Hexcel Composites Limited Pension Scheme, a United Kingdom pension plan, which includes limitations on the earnings which can be included for determination of a pension. We have agreed to provide
Mr. Hunt with an additional pension which is designed to provide, when combined with the pension scheme and other benefits, a pension Mr. Hunt would receive if there were no earnings limitation under the pension scheme. The amount of Mr. Hunt's pension is equal to approximately 69% of his salary for the year prior to retirement. If Mr. Hunt retires prior to age 60, his pension is deferred to age 65, but he may receive a reduced pension if he chooses early payment. Mr. Hunt may also choose to receive all or part of his benefit in a lump sum. Pension payments increase annually at the lesser of 5% and the retail price index. If Mr. Hunt continues to be employed by us at his current base salary until age 65, Mr. Hunt would receive an annual benefit of $154,700. If Mr. Hunt's base salary during the year prior to his retirement at age 65 increased to 120% of his current base salary, he would receive an annual benefit of $185,640.

    AGREEMENTS OF MESSRS. FORSYTH, KRAKOWER AND HUNT ENTERED INTO IN CONNECTION
     WITH THE GOLDMAN SACHS PURCHASE

    In connection with the purchase of Hexcel common stock from Ciba by the Goldman Sachs investor group in December 2000, we entered into an agreement with several senior executives including Messrs. Forsyth, Krakower and Hunt. These agreements provide:

    - that the purchase of Hexcel common stock from Ciba by the Goldman Sachs investor group is not a change of control for purposes of all stock option and restricted stock awards previously granted to

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
      the executives. Absent this provision, all stock options would have immediately vested, and all restricted stock units would have been immediately converted to Hexcel common stock and distributed

    - that for each stock option that was unvested at the closing of the Goldman Sachs purchase, the option would vest and become exercisable as to one-half of the shares covered by the option on December 19, 2001 and the balance one year later, subject to earlier vesting in the case of a change in control or termination without cause or for good reason

    - that one-half of the restricted stock units outstanding at the closing of the Goldman Sachs purchase would be converted into shares of Hexcel common stock on December 19, 2001 and the balance one year later, subject to earlier vesting in the case of a change in control or termination without cause or for good reason

    - for new grants of non-qualified stock options to Messrs. Forsyth, Krakower and Hunt to purchase an aggregate of 201,634 shares of Hexcel common stock at an exercise price of $11.00 per share. The agreements specifically provide that these grants are not in lieu of, and are not to be taken into account in determining the size or terms of, the annual equity-based incentive grants for the executives for 2001 or any other fiscal year.

Mr. Kinne executed one of these agreements as well, but his agreement was superceded by his Severance and Termination Agreement with us.

COMPENSATION COMMITTEE REPORT

    The compensation committee is made up of three members of the Board of Directors who are not employees of Hexcel. We are accountable to the Board of Directors to develop, monitor, and manage the compensation and benefit programs at Hexcel including the administration of all cash and stock incentive plans. We specifically review and authorize the base salaries, cash and equity incentives and other forms of compensation for the executive officers of Hexcel, including all of the named executive officers. In making these reviews, we consider prevailing compensation practices among a group of companies that are referred to as the "comparator group." The comparator group includes a peer group of companies plus others that help ensure that our benchmarks for compensation decisions reasonably reflect Hexcel's labor market. The comparator group is the same group of companies identified as the comparator group whose total shareholder return is disclosed in the performance graph, except that the comparator group used to assess prevailing compensation practices includes two privately held companies.

    Hexcel's compensation programs are aligned with our beliefs that:

    - Base salaries in the aggregate should approximate the median levels for similar positions in the comparator group

    - Annual cash incentives at target performance should represent a significant portion of total cash compensation for key employees, and should provide meaningful risk and reward for variations in performance from target levels

    - Long-term cash and stock incentives should represent a significant portion of total compensation to promote retention of key employees and creation of long-term stockholder value

    - Qualities such as experience, skill level, potential for promotion, and individual contributions in support of specific corporate and business unit objectives should also be considered in determining compensation

    We believe that utilizing a compensation program reflecting these principles enables Hexcel to attract and retain highly qualified employees, aligns management and stockholder interests, and should enhance the financial returns to Hexcel's stockholders. During 2001 we reviewed the total compensation provided to executives, including the named executive officers, to ensure that executive compensation is consistent with these principles and reflective of practices within the comparator group. We were guided in our review by outside consultants. Each component of executive compensation is described more fully below.

    BASE SALARY

    We have established base salaries for executives that, in the aggregate, approximate the median salaries of comparable positions in the comparator group. Effective January 2002 we approved salary increases for the incumbent named executive officers, other than the Chief Executive Officer, which averaged 4% over 2001 salaries.

    ANNUAL INCENTIVES

    Hexcel maintains the Management Incentive Compensation Plan ("MICP") to provide for an annual cash bonus opportunity to approximately 175 key employees including executive officers. At the beginning of each year we establish performance goals against which potential bonus awards are determined at the completion of the year. As originally established for 2001, the performance goals were corporate and/or business unit adjusted EBITDA, debt reduction and achievement of individual objectives. For the named executive officers, other than the Chief Executive Officer, target awards ranged from 45% to 65% of base salary according to executive position. Bonus payments could have ranged between 0% and 200% of target awards depending on the degree of attainment of performance goals. It became apparent during 2001 that the electronics and commercial aerospace markets were experiencing dramatic decreases in demand that could not have been foreseen in the preparation of Hexcel's 2001 business plan or reflected in the performance goals established at the start of the plan year. The MICP participants were aware that they faced the certain prospect of no bonus payments under the plan. At the same time, in response to these severe external market pressures Hexcel embarked on a significant fixed cost reduction and restructuring program involving the consolidation of operations and the elimination of approximately 25% of its worldwide workforce. In an effort to reward, motivate and retain key employees at this critical time, we decided to award bonuses to MICP participants for 2001 including the incumbent named executive officers. Awards for 2001 to the incumbent named executive officers, other than the Chief Executive Officer, averaged 55% of their target awards.

    EQUITY-BASED INCENTIVES

    Hexcel's incentive stock plans authorize the issuance of stock-based awards, including nonqualified stock options, PARS and restricted stock units. We have the authority to determine the terms and conditions of the awards, such as the exercise price and duration of options, vesting schedules and terms related to termination of employment.

    Grants of stock options and other equity-based incentives are based on our assessment of competitive practices, individual performance and the need to provide retention and incentive mechanisms. In May 2001, we awarded 344,000 nonqualified stock options to approximately 190 non-executive key employees. In January 2002, we approved as part of the 2002 annual compensation review the grant of 297,000 nonqualified stock options and 95,900 restricted stock units to the named incumbent executive officers, not including the Chief Executive Officer.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    In determining Mr. Berges' total compensation, with the assistance of our compensation consultant we consider prevailing compensation practices within the comparator group for comparable executive positions regarding salaries, short and long-term cash and stock incentives, and other elements of compensation. We also consider the financial and non-financial performance of Hexcel during the relevant period.

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    Upon joining Hexcel in July 2001 we entered into an employment agreement with Mr. Berges which provided for, among other things:

    - An initial annual base salary of $550,000

    - A sign-on award of $200,000 and a pro-rated cash bonus of $229,167 for
      2001

    - Grants of 825,000 nonqualified stock options and 90,000 restricted shares of Hexcel common stock

    In January 2002 we established Mr. Berges' salary for 2002 at $572,000, representing a 4% increase over 2001, and awarded him a grant of 250,000 nonqualified stock options and 150,000 restricted stock units to bring his total compensation into alignment with the comparator group.

    In April of 2001, our then Chairman and Chief Executive Officer, Mr. John J. Lee, was ill and could no longer fully perform his duties as Chief Executive Officer. In order to provide for an orderly transition of leadership, we entered into an agreement with Mr. Lee on April 27, 2001 in which he agreed to immediately relinquish his duties as Chief Executive Officer and we agreed to pay him a lump sum $281,159 increase in benefits under his supplemental executive retirement agreement over the amount due if he retired on December 31, 2000. Mr. Lee agreed to delay payment of this amount, and the entire deferred compensation due to him under his employment agreement, until January 2002. We also agreed to fully vest an option to purchase 400,000 shares that was granted in 1998 and that would have vested upon his retirement at anytime after September 2001, and to extend the exercise period of certain of Mr. Lee's options up to four years.

    LONG TERM INCENTIVE PLAN

    Historically, Hexcel's long-term compensation program for key employees has been entirely equity-based. We determined that it would be beneficial to Hexcel to introduce a cash component into the program that would be available to reduce potential stockholder dilution arising from equity grants. On February 27, 2002 the Board of Directors adopted the Hexcel Corporation Long-Term Incentive Plan ("LTIP") to provide cash incentives to, and promote retention of, key employees who have a direct, measurable opportunity to advance Hexcel's long-term goals. The LTIP will provide for cash incentive payments based on the attainment of corporate or business unit performance goals established at the beginning of each performance period. Performance goals may also take into account individual performance objectives. A performance period is any period of at least eight fiscal quarters.

    We have established performance goals under the LTIP for the 2002-2003 performance period for approximately 175 key employees. These performance goals are based on levels of Hexcel's adjusted EBIDTA for the period from January 1, 2002 to December 21, 2003. No executive officer has been designated to receive an award under the LTIP with respect to the 2002-2003 performance period. Since executive officers might be designated to participate in future performance periods, the LTIP is being submitted at the May 9, 2002 annual meeting of stockholders to meet an Internal Revenue Code stockholder approval requirement to maximize the deductibility of compensation paid by Hexcel under the LTIP to named executive officers.

    STOCK OWNERSHIP GUIDELINES

    Effective January 1, 1998 the Board of Directors approved the implementation of stock ownership guidelines for members of senior management and directors. The number of shares for any person is calculated at the time the person becomes a member of senior management or a director. The guideline is five times base salary for the Chief Executive Officer, three times base salary for certain members of senior management, one times base salary for other members of senior management, and three times annual retainer fees for directors. All persons covered by the guidelines are expected to increase ownership towards the guideline amounts progressively over three years. However, the Board of Directors modified the guidelines to allow Mr. Berges a period of five years to accumulate a sufficient number of shares of common stock. We believe that investments in Hexcel common stock at these guideline levels will benefit shareholders by further aligning the personal financial interests of executives and directors with those of Hexcel's investors, thereby promoting decision-making that maximizes shareholder value.

    TAX DEDUCTIBILITY OF COMPENSATION

    It is our general policy to consider whether particular payments and awards are deductible to Hexcel for federal income tax purposes, along with other factors that may be relevant in setting executive compensation practices. Consistent with this policy and in response to the regulations regarding the deductibility of executive compensation under the Internal Revenue Code, we take appropriate steps to optimize deductibility except where the best interests of Hexcel call for a different compensation design.

                                        Martin L. Solomon, Chairman
                                        Marshall S. Geller
                                        Sanjeev K. Mehra
                                            The Members of the Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following directors were members of the compensation committee during 2001: Marshall S. Geller, Sanjeev K. Mehra and Martin L. Solomon. For information regarding our relationship with Goldman Sachs, of which Mr. Mehra is a Managing Director, see "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS--Relationship with the Goldman Sachs Investor Group" contained elsewhere in this Proxy Statement.

COMPENSATION OF DIRECTORS

    Nonemployee directors are compensated for services as directors with an annual retainer of $30,000 payable quarterly. Nonemployee directors are also paid $1,200 for each Board of Directors meeting and $600 for each committee meeting attended. Committee chairmen are paid an additional $3,000 annually and receive a grant of 1,000 nonqualified stock options per year. Mr. Berges does not receive any additional compensation as a member of the Board of Directors.

    In January 2002, the Board of Directors offered each nonemployee director other than Messrs. Mehra and Sacerdote the opportunity to receive his or her 2002 retainer compensation in the form of discounted nonqualified stock options. In lieu of a portion (between 25% and 100%) of a director's annual retainer (including any retainer paid to committee chairmen), a director may elect to receive that number of stock options determined by dividing the dollar amount of such portion by the exercise price of the stock option. The exercise price of each stock option is 50% of the fair market value of a share of Hexcel common stock on the grant date. The options vest ratably over the first year after grant and expire ten years from the date of grant. In accordance with elections made by participating directors, the following nonqualified options were granted on January 10, 2002 at an exercise price of $1.37 per share to each of the named directors: Messrs. Geller, Rubin and Solomon--24,088; Messrs. Derickson, Gaffney and Bellows--10,949.

    Pursuant to the Incentive Stock Plan, each person who becomes a director and who is not also a full-time employee of Hexcel is granted, upon election or appointment as a director, a nonqualified option to purchase 10,000 shares of Hexcel common stock with an exercise price equal to the fair market value of Hexcel common stock on the date of grant. The Incentive Stock Plan further provides that immediately after each annual meeting of stockholders each director who is not also a full-time employee of Hexcel on such date will be granted a nonqualified option to purchase an additional 2,000 shares of Hexcel common stock with an exercise price equal to the fair market value of Hexcel common stock on the date of grant.

    After the retirement of Mr. Lee due to disability, a number of directors devoted a substantial amount of additional time to oversee our affairs and engage in a search for a replacement Chief Executive Officer. Messrs. Mehra and Solomon acted in their capacities as directors as Co-Chairmen of the Board and as an office of the chief executive for a period of approximately three months. Messrs. Bellows, Gaffney and Geller served as members of a search committee to find a replacement Chief Executive Officer. In recognition of the additional time spent by these directors, the Board of Directors authorized supplemental compensation of $10,000 per month to Messrs. Mehra and Solomon for each month they acted in those capacities, and payment in the amount of $1,000 to Messrs. Bellows, Gaffney and Geller for each meeting of the search committee attended. Each director entitled to supplemental compensation could elect to receive discounted nonqualified stock options in lieu of a portion (between 25% and 100%) of the amount due to such director. The options vest immediately on grant and expire ten years from the date of grant. In accordance with elections made by participating directors, the following nonqualified options were granted at an exercise price of $5.25 per share:
Messrs. Mehra and Solomon--8,000; Messrs. Gaffney and Geller--2,476;
Mr. Bellows--1,238.

    Based on information provided to us, the Goldman Sachs investor group is the beneficial owner of all cash and equity-based compensation received by Messrs. Mehra and Sacerdote for their services as directors of Hexcel.

                  HEXCEL CORPORATION LONG-TERM INCENTIVE PLAN

GENERAL

    On February 27, 2002, the Board of Directors adopted the Hexcel Corporation Long-Term Incentive Plan and approved performance goals and aggregate target awards for the 2002-2003 performance period for approximately 175 key employees. These performance goals are based on levels of Hexcel's adjusted EBITDA for the period from January 1, 2002 to December 21, 2003. No executive officer has been designated to receive an award under the plan with respect to the 2002-2003 performance period. Since executive officers might be designated to participate in future performance periods, the plan is being submitted to stockholders at the Annual Meeting solely to meet the stockholder approval requirement of
Section 162(m) of the Internal Revenue Code to maximize the deductibility of compensation paid by Hexcel under the LTIP to named executive officers. The effectiveness of the plan is not dependent on obtaining stockholder approval. The following discussion of the plan is a summary and is qualified by the complete text of the plan which is included as Annex A to this Proxy Statement.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE PLAN

    PURPOSES

    The purpose of the plan is to advance our interests by providing a cash incentive award for key employees who have a direct, measurable opportunity to advance our goals and promote our long-range interests. The plan is also designed to preserve our tax deduction for annual incentive compensation paid to executive officers in accordance with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to named executive officers. However, compensation which qualifies as "performance-based" compensation is exempt from the $1 million limitation. In order for compensation paid under the plan to a covered person to qualify for this exemption, the material terms of the plan must be approved by stockholders and payments to the executive officer must be based solely on the attainment of pre-established, objective performance goals and must be computed by a pre-established, objective formula or standard.

    ADMINISTRATION

    The plan will be administered by the compensation committee. The compensation committee decides who participates in the plan and establishes incentive awards, performance goals and all other material terms of awards for each participant. The compensation committee also interprets the plan.

    ELIGIBILITY

    Any of our employees or officers selected by the compensation committee is eligible to receive an award under the plan.

    AWARDS

    The plan provides for cash incentive awards as a percentage, which may exceed one hundred percent, of a target incentive award amount established for each participant for a performance period. A performance period can be any period of at least eight fiscal quarters as determined by the compensation committee. The percentage used to determine an award is based on the degree of achievement of performance goals. Performance goals may be based upon one or more of a variety of indicators, including the level of debt, inventory turns, cash flow, working capital, EBITDA, earnings per share, return on equity, revenue, return on net assets and stock price relating to Hexcel or a subsidiary or business unit of Hexcel. Performance goals may also include any objective or subjective performance measurement relating to Hexcel, a subsidiary or business unit that the compensation committee deems appropriate, as well as individual performance objectives.

    The compensation committee has the discretion to increase the amount of any award otherwise payable to a participant, other than for an award intended to meet the requirements of Section 162(m). The compensation committee also may decrease or eliminate the amount payable to any participant. An award may be increased or decreased to reflect a participant's individual performance or as a result of other factors the compensation committee deem to be relevant. The amount of an award payable to a participant for any performance period cannot exceed $3,000,000.

    An award is generally payable in cash as soon as practicable after the end of the performance period and certification by the compensation committee of the degree of achievement of the relevant performance goals.

    AMENDMENT AND TERMINATION

    The compensation committee has the authority to amend, suspend or terminate the plan at any time. No amendment, suspension or termination of the plan may adversely affect the payment of any award for a period that has already ended, or the payment of an award due upon the occurrence of a change in control, without the consent of the participant.

PLAN BENEFITS

    Awards under the plan will be granted at the discretion of the compensation committee and performance criteria may vary from performance period to performance period and from participant to participant. Therefore, benefits under the plan are not determinable.

FEDERAL INCOME TAXES

    Participants will recognize income only upon the receipt of cash under an award.

VOTE REQUIRED

    Approval of the plan requires the vote of a majority of the votes cast in person or by proxy at the Annual Meeting. In determining whether the proposal to approve the plan receives the required number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Brokers may not vote shares held for a customer without specific instructions from the customer. Broker non-votes will be disregarded and will have no effect on the outcome of the vote.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
          APPROVAL OF THE HEXCEL CORPORATION LONG-TERM INCENTIVE PLAN

                               PERFORMANCE GRAPH

    The following graph indicates our total return to our stockholders during the past five years, as compared to the total returns of the Standard & Poor's 500 Composite Stock Price Index, Media General Aerospace/Defense Products and Services Index and a comparator group consisting of companies chosen by the compensation committee. The comparator group used in this section is the same as that used by the compensation committee to assess prevailing compensation practices, except that two privately held companies have by necessity been eliminated in computing total stockholder return.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 DEC-96  DEC-97  DEC-98  DEC-99  DEC-00  1-DEC
Hexcel                           100.00  153.46   51.54   34.23   55.00   18.95
Peer Group                       100.00  110.73  111.23  131.21  146.79  101.62
S&P 500                          100.00  133.32  171.33  207.33  188.42  166.12
Media General Aerospace/Defense  100.00  136.62  131.97   88.10  121.20  116.11

                                                                                       MEDIA GENERAL
DATE                                               HEXCEL    PEER GROUP   S&P 500    AEROSPACE/DEFENSE
----                                              --------   ----------   --------   -----------------
December 1996...................................  $100.00     $100.00     $100.00         $100.00
December 1997...................................  $153.46     $110.73     $133.32         $136.62
December 1998...................................  $ 51.54     $111.23     $171.33         $131.97
December 1999...................................  $ 34.23     $131.21     $207.33         $ 88.10
December 2000...................................  $ 55.00     $146.79     $188.42         $121.20
December 2001...................................  $ 18.95     $101.62     $166.12         $116.11

    Assumes quarterly reinvestment of dividends.

(1) Comparator group consists of Albemarle Corp., Alliant Techsystems Inc., Corning Inc., Engelhard Corp., Gencorp Inc., General Dynamics Corp., Great Lakes Chemical, H.B. Fuller Co., Hercules Inc., Lockheed Martin Corp., Millennium Chemicals, Inc., Owens Corning, PPG Industries Inc., Raytech Corp., Rohm and Haas Company, SPS Technologies Inc. and W.R. Grace and Co. The return is determined by assuming dividends are reinvested quarterly, adjusting for spin-offs and other special dividends, and weighing the issuers for stock market capitalization on a quarterly basis.

(2) The comparator group does not include four companies used in the comparator group last year because they were recently acquired by or merged into other companies. These four companies are Coltec Industries, Cordant
    Technologies Inc., Raychem Corp. and Union Carbide Corp.

(3) Data provided by Media General Financial Services.

                             AUDIT COMMITTEE REPORT

    The Audit Committee is responsible for monitoring Hexcel's financial reporting process and internal control systems and for reviewing and appraising the audit efforts of Hexcel's independent public accountants and Hexcel's internal auditors. We also recommend to the Board of Directors, subject to shareholder ratification, the selection of Hexcel's independent auditors. We operate under a written charter adopted and approved by the Board of Directors on May 20, 1999, which is included as Annex B to this Proxy Statement. The Board of Directors has determined that each member of the Audit Committee satisfies the requirements of the NYSE to serve as a member of the Audit Committee. Under these requirements, each member must be independent and financially literate, and at least one member must possess accounting or related financial management expertise.

    Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with Generally Accepted Accounting Principles in the United States. Hexcel's independent auditors are responsible for auditing the financial statements and expressing an opinion as to their conformity with Generally Accepted Accounting Principles in the United States. Our responsibility is to monitor and review these processes.

    We held nine meetings in 2001 and held discussions with management and PricewaterhouseCoopers LLP, Hexcel's independent auditors. We also held discussions with Arthur Anderson LLP, which performs the internal audit function for Hexcel. We have reviewed and discussed the consolidated financial statements with management and the independent auditors. We discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards
No. 61 (Communication with Audit Committees).

    Hexcel's independent auditors also provided the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and we discussed with the independent auditors their independence.

    Based on our review and the discussions referred to above, we recommended that the Board of Directors include Hexcel's audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC. We have also recommended the selection of Hexcel's independent auditors and, based on our recommendation, the Board of Directors has selected PricewaterhouseCoopers LLP as Hexcel's independent auditors for 2002, subject to shareholder ratification.

                                          Lewis Rubin, Chairman
                                          H. Arthur Bellows, Jr.
                                          James J. Gaffney
                                            The Members of the Committee

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

GENERAL

    We are asking the shareholders to ratify the Board of Director's appointment of PricewaterhouseCoopers LLP as our independent auditors for 2002. In the event the appointment of PricewaterhouseCoopers LLP is not ratified, the Board of Directors will consider the appointment of other independent auditors.

    PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

AUDIT FEES

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year were approximately $749,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no fees billed by PricewaterhouseCoopers LLP for services rendered in connection with financial information systems design and implementation during the fiscal year ended December 31, 2001.

ALL OTHER FEES

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the fiscal year ended December 31, 2001 other than as stated under the caption "Audit Fees" above were approximately $307,000. This amount is comprised primarily of approximately $127,000 in connection with a registration statement on Form S-4 relating to a note offering, and approximately $130,000 in connection with tax advice and assistance. The audit committee has determined that the provision of all non-audit services performed by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001 were compatible with maintaining its independence.

VOTE REQUIRED

    The ratification of the appointment of PricewaterhouseCoopers LLP requires the vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Brokers may vote shares held for a customer without specific instructions from the customer. Abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
         RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

    On December 19, 2000, under the terms of a stock purchase agreement dated October 11, 2000 among a group of investors controlled by subsidiaries of Goldman Sachs and Ciba Specialty Chemicals Holding Inc., the Goldman Sachs investor group acquired 14,525,000 shares of Hexcel common stock from Ciba for an aggregate purchase price of $159,775,000. The purchase price consisted of $123,462,500 in cash and two promissory notes in the aggregate amount of $36,312,500. Each promissory note was issued by one of the two legal entities that purchased the shares, LXH, L.L.C. and LXH II, L.L.C., each of which is a limited liability company controlled by Goldman Sachs that obtained the cash portion of its purchase price from capital contributions by its members.

    In connection with this transaction, we entered into a governance agreement with the Goldman Sachs investor group. The governance agreement was amended on April 25, 2001. We entered into two other agreements with the Goldman Sachs investor group, including a registration rights agreement dated December 19, 2000 and an agreement dated October 11, 2000 in which we made representations and warranties to the Goldman Sachs investor group and provided the Goldman Sachs investor group with indemnification, subject to limitations, for losses suffered as a result of breaches by us of the representations and warranties. Each of these agreements is described below.

    Prior to the Goldman Sachs purchase, we were party to a governance agreement with Ciba under which Ciba had the right to designate four members to our Board of Directors. In connection with the Goldman Sachs purchase, we entered into a consent and termination agreement with Ciba that required Ciba to cause its four existing Board designees to resign from our Board of Directors and terminated the governance agreement with Ciba. According to a Form 13D filed by Ciba with the SEC, Ciba currently is the beneficial owner of 3,581,545 shares of Hexcel common stock, representing approximately 9.1% of our outstanding common stock. We had issued to Ciba an Increasing Rate Senior Subordinated Note Due 2003 which was repaid in full on June 29, 2001.

RELATIONSHIP WITH THE GOLDMAN SACHS INVESTOR GROUP

    THE GOVERNANCE AGREEMENT

    CORPORATE GOVERNANCE. Under the governance agreement, we and the Goldman Sachs investor group have agreed to cause any slate of nominees for election to the Board of Directors to consist of up to three nominees of the Goldman Sachs investor group. The remaining nominees must be independent of the Goldman Sachs investor group. You should read the discussion under "Election of Directors" for information regarding exactly how many directors the Goldman Sachs investor group is entitled to nominate.

    The Goldman Sachs investor group currently beneficially owns approximately 37.9% of the total voting power of our voting securities. Accordingly, the Board of Directors is comprised of the following persons:

    - Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote, each of whom is a nominee of the Goldman Sachs investor group

    - H. Arthur Bellows, Jr., David E. Berges (Chairman), Sandra L. Derickson, Marshall S. Geller, Lewis Rubin and Martin L. Solomon, each of whom is an independent nominee

There is currently one vacancy on our Board of Directors which will be filled with an independent director.

    The governance agreement further provides that so long as the investors are entitled to designate two or more nominees for election to the Board of Directors, each committee of the Board of Directors shall consist of at least one director nominated by the Goldman Sachs investor group. New directors chosen to fill vacancies on the Board of Directors are selected as follows:

    - if the vacancy is created as a result of a nominee of the Goldman Sachs investor group ceasing to serve as a member of the Board of Directors, then the Goldman Sachs investor group shall designate the new director

    - if the new director is to be an independent director, the remaining independent directors shall designate the new director

    If the percentage of the total voting power of our voting securities held by the Goldman Sachs investor group decreases, or the Goldman Sachs investor group transfers some of the shares initially purchased by it, in either case such that the number of directors the Goldman Sachs investor group is entitled to nominate would decrease, then the Goldman Sachs investor group must cause an appropriate number of the Goldman Sachs investor group's directors to resign from the Board of Directors. Any vacancies created by these resignations would be filled by the independent directors.

    APPROVALS. For so long as the Goldman Sachs investor group beneficially owns at least 15% of the total voting power of our voting securities, the Board of Directors cannot approve any of the following actions without the approval of a majority of the Goldman Sachs investor group's directors:

    - a tender offer, merger or sale of substantially all of our assets, or similar transaction in which there would be a change of control of Hexcel (we refer to these as "buyout transactions"); PROVIDED, HOWEVER, that the approval rights of the Goldman Sachs investor group's directors with respect to buyout transactions apply only until June 19, 2002

    - any merger, consolidation, acquisition or other business combination involving us, other than a buyout transaction, in which the value of the transaction, when added together with the value of all similar transactions during the previous twelve months, exceeds the greater of $150 million and 11% of our total consolidated assets

    - any sale, transfer, conveyance, lease or other disposition or series of related dispositions of any of our assets, business or operations, other than a buyout transaction, if the value of the assets, business or operations disposed of in this manner during the prior 12 months exceeds the greater of $150 million and 11% of our total consolidated assets

    - any issuance by us or any of our significant subsidiaries of equity securities, with exceptions for employee and director benefit plans, intercompany issuances and conversion of outstanding securities, if the consideration received by us for similar transactions, including the proposed transaction, during the prior 12 months exceeds the greater of $150 million and 11% of our total consolidated assets

    The Goldman Sachs investor group has agreed that, in any election of directors or any meeting of our stockholders called for the removal of directors, so long as the Board of Directors includes, and will include after the removal, the requisite number of Goldman Sachs investor group's directors, the Goldman Sachs investor group will be present for purposes of establishing a quorum and will vote its shares of Hexcel common stock

    - in favor of any nominee or director selected in accordance with the terms of the governance agreement and

    - against the removal of any director designated in accordance with the terms of the governance agreement.

    Other than voting for the election of directors, the Goldman Sachs investor group is free to vote their shares of Hexcel common stock as they wish except

    - in connection with an offer for a buyout transaction, in which case other restrictions apply, which are described below, and

    - the Goldman Sachs investor group must vote against any amendment to our certificate of incorporation that would modify the directors' and officers' indemnification provisions in a manner which would adversely affect the persons who are entitled to indemnification.

    STANDSTILL. The Goldman Sachs investor group has agreed, subject to specified exceptions, that they will not

    - purchase or otherwise acquire any beneficial ownership of our voting securities, except for: shares acquired in connection with broker-dealer activities in which the Goldman Sachs investor group does not acquire beneficial ownership of the shares, or up to 400,000 shares the beneficial ownership of which is acquired through options granted to the Goldman Sachs investor group's directors or inadvertently by the Goldman Sachs investor group or its affiliates acting in connection with their activities as a registered broker or dealer or as an asset manager

    - enter into, solicit or support any merger or business combination involving us or purchase, acquire, or solicit or support the purchase or acquisition of any portion of our business or assets, except in the ordinary course of business or in nonmaterial amounts

    - initiate or propose any shareholder proposal without the approval of the Board of Directors or make, or in any way participate in, any solicitation of proxies, as these terms are used in Section 14 of the Securities Exchange Act of 1934, to vote or seek to advise or influence any person or entity with respect to the voting of any of our securities or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which the investors may vote in its sole discretion under the governance agreement

    - form or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to the voting securities held by the Goldman Sachs investor group that would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the SEC

    - deposit any of our voting securities in a voting trust or enter into any voting agreement other than the governance agreement

    - seek representation on the Board of Directors, remove a director or seek a change in the size or composition of the Board of Directors, except as expressly permitted by the governance agreement;

    - make any request to amend or waive the provisions of the governance agreement referred to in this paragraph that would require public disclosure

    - disclose any intent, purpose, plan, arrangement or proposal inconsistent with the actions listed above, or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal

    - take any action challenging the validity or enforceability of the actions listed above

    - assist, advise, encourage or negotiate with respect to or seek to do any of the actions listed above.

    Notwithstanding the foregoing, no member of the Goldman Sachs investor group may acquire any of our voting securities if such acquisition would result in a default or acceleration of amounts outstanding under our bank credit facility or the indenture governing our outstanding 9 3/4% Senior Subordinated Notes Due 2009, unless, prior to such acquisition, any required consents under these debt documents are obtained.

    BUYOUT TRANSACTIONS. If we become the subject of a buyout transaction proposed by either a third party or the Goldman Sachs investor group, and the buyout transaction is approved by a majority of our

Board of Directors and a majority of our independent directors, the Goldman Sachs investor group may act in its sole discretion with respect to the buyout transaction.

    If we become the subject of a buyout transaction proposed by a third party that is made prior to December 19, 2003, and such third party offer is approved by a majority of our Board of Directors but not by a majority of our independent directors, no member of the Goldman Sachs investor group nor any of their affiliates may:

    - support the third party offer

    - vote in favor of the third party offer

    - tender or sell their shares of Hexcel common stock to the person making the third party offer.

    If we become the subject of a buyout transaction proposed by a third party or the Goldman Sachs investor group that is made after December 19, 2003, and such buyout transaction is approved by a majority of our Board of Directors but not by a majority of our independent directors, then the Goldman Sachs investor group:

    - must vote Hexcel voting securities it owns against the buyout transaction in proportion to the votes cast by other shareholders against the buyout transaction

    - may not tender or sell its Hexcel voting securities to the person proposing the buyout transaction in a proportion greater than the tenders or sales made by the other holders to the person proposing the buyout transaction.

    ISSUANCE OF ADDITIONAL SECURITIES. So long as the Goldman Sachs investor group is entitled to designate one or more nominees for election to our Board of Directors, if we issue any additional voting securities for cash, the Goldman Sachs investor group will have the option to purchase an amount of securities that would allow the Goldman Sachs investor group to maintain its percentage ownership of the total voting power of our voting securities after the issuance. If the Goldman Sachs investor group exercises this option, the Goldman Sachs investor group would purchase the securities for the same price and otherwise on the same terms as the securities are sold by us in the issuance. However, this right of the Goldman Sachs investor group shall not apply to any issuance of voting securities

    - upon conversion of any convertible securities, or

    - pursuant to stock option or incentive compensation or similar plans.

    TRANSFER RESTRICTIONS. The Goldman Sachs investor group may sell or transfer our voting securities

    - to another member of the Goldman Sachs investor group, provided the investor agrees to be bound by the terms of the governance agreement

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, and otherwise subject to compliance with the Securities Act

    - in a registered public offering or a non-registered offering subject to an exemption from the registration requirements of the Securities Act, in a manner calculated to achieve a broad distribution

    - in a buyout transaction proposed by a third party, but only if otherwise permitted by the governance agreement, as described above under "Buyout Transactions"

    - which are shares acquired inadvertently by affiliates of the Goldman Sachs investor group acting as a registered broker or dealer or as an asset manager

    In addition to the above restrictions, if members of the Goldman Sachs investor group desire to transfer any shares of Hexcel common stock to any person other than another member of the Goldman

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Sachs investor group, and that person would, after the transfer, beneficially own 5% or more of our outstanding common stock, then the shares cannot be transferred unless the person acquiring the shares agrees with us, for a period of three years, to be bound by the provisions described under "Standstill" and the last paragraph of "Approvals" above.

    Until June 19, 2002, we have the option to purchase any shares of Hexcel common stock proposed to be sold by the Goldman Sachs investor group at the price at which the investors propose to sell the shares. If we do not exercise our option for a proposed sale by the Goldman Sachs investor group of shares of Hexcel common stock during this period, then the Goldman Sachs investor group must sell the shares at a price no less than the price at which the Goldman Sachs investor group offered to sell the shares to us. However, we do not have this option for any proposed sale by the Goldman Sachs investor group

    - to another member of the Goldman Sachs investor group

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933

    - in a manner calculated to achieve a broad distribution

    - in a buyout transaction proposed by a third party

    - of shares acquired inadvertently by affiliates of the Goldman Sachs investor group acting as a registered broker or dealer or as an asset manager

    Notwithstanding anything else in this section, no member of the Goldman Sachs investor group may transfer any of our voting securities if the transfer would result in a default or acceleration of amounts outstanding under our bank credit facility or the indenture governing our outstanding 9 3/4% Senior Subordinated Notes Due 2009, unless, prior to the transfer, any required consents under these debt documents are obtained.

    TERM. The governance agreement will terminate upon the earlier of December 19, 2010, and any event that causes the percentage of our voting securities beneficially owned by the Goldman Sachs investor group to be below 10% or equal to or above 90%.

    In addition, either party may terminate the governance agreement if the other party breaches a material obligation under the governance agreement and fails to cure the breach within 60 days of written notice of the breach from the other party.

    THE REGISTRATION RIGHTS AGREEMENT

    In connection with the Goldman Sachs purchase, we entered into a registration rights agreement with the Goldman Sachs investor group. The registration rights agreement provides that the Goldman Sachs investor group may demand that we prepare and file with the SEC a registration statement covering our shares of common stock held by the Goldman Sachs investor group. The Goldman Sachs investor group's demand must be for a number of shares of Hexcel common stock that represents at least 20% of the Hexcel common stock then owned by the Goldman Sachs investor group and must have an aggregate anticipated offering price of at least $25,000,000. The Goldman Sachs investor group is entitled to make up to three demands for registration. The Goldman Sachs investor group also has the right, subject to restrictions, to include their shares of Hexcel common stock in any other registration by us to sell shares of Hexcel common stock under the Securities Act. The registration rights agreement provides for blackout periods during which the Goldman Sachs investor group would not be permitted to sell shares of Hexcel common stock otherwise eligible for sale under the registration rights agreement. The registration rights agreement also contains provisions relating to priority for inclusion of shares in an offering in the event that the underwriters for the offering determine that the number of shares requested to be included in the offering must be reduced. We are generally required to pay for all expenses in connection with a sale of all

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or a portion of the Goldman Sachs investor group's shares, except for underwriting discounts and commissions relating to the shares of Hexcel common stock sold by the Goldman Sachs investor group.

    THE GOLDMAN SACHS INVESTOR GROUP AGREEMENT

    In connection with the purchase by the investors of shares of Hexcel common stock from Ciba, we entered into an agreement with the Goldman Sachs investor group in which we made customary representations and warranties to the Goldman Sachs investor group regarding the transaction and matters relating to our business and corporate organization. If the Goldman Sachs investor group suffers any losses caused by a breach of any of these representations and warranties, we will indemnify the Goldman Sachs investor group for one-third of the losses suffered by the Goldman Sachs investor group over approximately $1.6 million, subject to a maximum total indemnification by us of $10 million. Similarly, Ciba has agreed with the Goldman Sachs investor group that, in the event the Goldman Sachs investor group suffers any losses caused by one or more breaches of the representations or warranties, Ciba will indemnify the Goldman Sachs investor group for one-third of any losses suffered by the Goldman Sachs investor group over approximately $1.6 million, subject to a maximum total indemnification amount by Ciba of $10 million. With respect to many, but not all, of the representations and warranties, the Goldman Sachs investor group is barred from making a claim because it did not make a claim prior to December 19, 2001.

    BOND OFFERING

    In June 2001, we completed the offering of $100 million of 9.75% senior subordinated debentures due 2009. Goldman, Sachs & Co. acted as one of the initial purchasers of the notes and received fees of approximately $0.3 million in connection with the offering.

RELATIONSHIP WITH CIBA

    GENERAL

    On February 29, 1996, we consummated various transactions with Ciba in which we acquired the composites business of Ciba in exchange for $25 million in cash, the issuance of $42.8 million worth of notes and the issuance of 18 million newly issued shares of Hexcel common stock. At the time these shares were issued, these shares represented approximately 49.9% of Hexcel common stock. We entered into numerous agreements with Ciba in connection with these transactions, including a governance agreement. Under the terms of the Ciba governance agreement, Ciba was entitled to designate four members to our ten-member Board of Directors and was subject to restrictions in connection with the transfer of its shares of Hexcel common stock.

    CONSENT AND TERMINATION AGREEMENT WITH CIBA

    In connection with the Goldman Sachs purchase, we entered into a consent and termination agreement with Ciba. Under the terms of the consent and termination agreement:

    - we waived the transfer restrictions on the shares of Hexcel common stock held by Ciba to permit the sale of 14,525,000 shares of Hexcel common stock to the Goldman Sachs investor group

    - the Ciba governance agreement was terminated as of the closing date of the Goldman Sachs purchase

    - Ciba agreed to cause all four of its designees then serving on our Board of Directors to resign as of the closing date of the Goldman Sachs purchase

    - Ciba agreed to be present for purposes of establishing a quorum for any future vote of our shareholders

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
    LXH, L.L.C. and LXH II, L.L.C., which we refer to as LXH I and LXH II, are the Goldman Sachs legal entities that entered into the Goldman Sachs purchase. Each of LXH I and LXH II entered into a pledge agreement with Ciba under which it granted to Ciba a security interest in all of its rights to any shares of Hexcel common stock held by it to secure payment of the promissory note issued by it as part of the purchase price for the shares. Absent a default under the promissory notes, the Goldman Sachs investor group has the right to vote all shares of Hexcel common stock held by it. If there is a default under a promissory note, then as long as the default continues, Ciba has the right to vote all shares of Hexcel common stock held by the Goldman Sachs investor group that were pledged to Ciba to secure payment under that note. In addition, after a default under a promissory note, Ciba has the right to acquire all shares of Hexcel common stock held by the Goldman Sachs investor group that the investors pledged to Ciba to secure payment under that note. The consent and termination agreement provides that if, under the pledge agreements Ciba acquires enough shares of Hexcel common stock from the Goldman Sachs investor group such that the number of shares of Hexcel common stock owned by Ciba exceeds 10% of our outstanding common stock, then so long as Ciba holds greater than 10% of our outstanding common stock Ciba is prohibited from transferring its shares of Hexcel common stock except for

    - transfers among Ciba and its subsidiaries

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, in a manner designed to achieve a broad distribution

    - in a registered public offering or a non-registered offering exempt from the registration requirements of the Securities Act, in a manner designed to achieve a broad distribution

    The consent and termination agreement will terminate if our independent directors vote to enter into an agreement relating to

    - a proposal for us to merge, consolidate, or enter into another similar business combination, with another company, or

    - an offer to acquire greater than 50% of our equity or assets.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with except for the late filing by the Estate of John J. Lee, on December 21, 2001, of a Form 4 that was due on May 10, 2001.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

    Any proposal that a Hexcel stockholder intends to present at our 2003 Annual Meeting of Stockholders (other than those submitted for inclusion in our proxy materials) must be submitted to the Secretary of

Hexcel at our offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no earlier than February 7, 2003 and no later than March 9, 2003 in order to be presented at that meeting. Any proposal that a Hexcel stockholder intends to present at our 2003 Annual Meeting of Stockholders must be submitted to the Secretary of Hexcel at our offices no later than December 2, 2002 in order to be considered for inclusion in the Proxy Statement and Proxy relating to that meeting.

                                 ANNUAL REPORT

    Our Annual Report to Stockholders containing audited financial statements for the year ended December 31, 2001, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

                                          HEXCEL CORPORATION

Stamford, Connecticut
April 2, 2002

                                                                         ANNEX A

                               HEXCEL CORPORATION
                            LONG-TERM INCENTIVE PLAN

I.  PURPOSE

    The purpose of the Hexcel Corporation Long-Term Incentive Plan (the "Plan") is to advance the interests of Hexcel Corporation (the "Company") by providing an incentive for those key employees who have a direct, measurable opportunity to advance the Company's goals and promote the growth and long-range interests of the Company. In addition, it is intended that the Plan create linkage between performance and compensation, align management's interests with the interests of stockholders and encourage team management and corporate success. A further purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162 (m) of the Code (as defined below) in order to preserve the Company's tax deduction for compensation paid under the Plan.

II.  DEFINITIONS

    (a) "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. The term "Control" shall have the meaning specified in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on December 19, 2000.

    (b) "Award" shall mean the amount (if any) payable to a Participant in respect of a Performance Period pursuant to the Plan.

    (c) "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

    (d) "Board" shall mean the Board of Directors of the Company.

    (e) "Cause" shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company.

    (f) "Change in Control" shall have the meaning given in Article XV hereof.

    (g) "Code" shall mean the U.S. Internal Revenue Code, as amended.

    (h) "Committee" shall mean the Compensation Committee of the Board or such other committee of the Board as may be designated from time to time to administer the Plan.

    (i) "Company" shall mean Hexcel Corporation, a Delaware corporation.

    (j) "Disability" shall mean that, as a result of the Participant's incapacity due to physical or mental illness or injury, the Participant shall not have performed all or substantially all of the Participant's usual duties as an employee for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days.

    (k) "EBIT" shall mean the consolidated earnings before interest and taxes.

    (l) "EBITDA" shall mean the consolidated earnings before interest, taxes, depreciation and amortization.

    (m) "EBT" shall mean the consolidated earnings before taxes.

    (n) "EPS (basic)" shall mean the consolidated net earnings of the Company and its Subsidiaries per share of issued and outstanding Stock.

    (o) "EPS (diluted)" shall mean the consolidated net earnings of the Company and its Subsidiaries per share of Stock on a fully diluted basis.

    (p) "Eligible Employee" shall mean any officer or employee of the Company or a Subsidiary.

    (q) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

    (r) "GAAP" shall mean generally accepted accounting principles as applied by the Company.

    (s) "Governance Agreement" shall mean the Governance Agreement dated as of December 19, 2000, as amended by and between LXH, L.L.C., LXH II, L.L.C., Hexcel Corporation and the other parties listed on the signature pages thereto.

    (t) "Participant" shall mean any Eligible Employee who is approved by the Committee, in its sole discretion, for participation in the Plan in any Performance Period.

    (u) "Performance Goals" shall mean any one or more criteria and objectives established by the Committee which must be met during the Performance Period as a condition of the Participant's receipt of an Award in respect of such Performance Period. Performance Goals may be based upon the extent of attainment of a level of debt, inventory turns, cash flow, working capital, EBIT, EBITDA, EBT, EPS (basic), EPS (diluted), ROE, Revenue, RONA, Stock Price or SVA relating to the Company, a Subsidiary or business unit. Performance Goals applicable to any Participant may also include any objective or subjective performance measurement relating to the Company, a Subsidiary or business unit which the Committee deems appropriate as well as the extent of attainment by a Participant of individual performance objectives. The Performance Goals may be based on GAAP or adjusted GAAP as the Committee shall specify at the establishment of a Performance Period.

    (v) "Person", as used in Article XV hereof, shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act.

    (w) "Plan" shall mean this Hexcel Corporation Long-Term Incentive Plan, as amended from time to time.

    (x) "Performance Period" shall mean the fiscal period of at least eight quarters specified by the Committee from time to time over which Performance Goals shall be measured for purposes of determining an Award under the Plan; provided that a Performance Period for a Participant who becomes employed by the Company following the commencement of a Performance Period may commence on the date of the commencement of such employment.

    (y) "Retirement" shall mean the termination of a Participant's employment (other than by reason of death or Cause) which occurs either (i) at or after age 65 or (ii) at or after age 55 after five (5) years of employment by the Corporation (or a Subsidiary thereof).

    (z) "ROE" shall mean return on the equity.

    (aa) "Revenue" shall mean the consolidated net sales.

    (bb) "RONA" shall mean return on the consolidated net assets.

    (cc) "Stock" shall mean shares of common stock of the Company, par value $.01 per share.

    (dd) "Stock Price" shall mean the price of the Company's Stock as reported on the New York Stock Exchange Consolidated Transactions Tape.

    (ee) "Subsidiary" shall mean any subsidiary corporation of the Company consolidated with the Company for financial reporting purposes.

    (ff) "SVA" shall mean return on the weighted average cost of capital.

    (gg) "Target Incentive Award" shall have the meaning given in Section V(A) hereof.

III.  ADMINISTRATION

    Administration of the Plan shall be by the Committee, which shall, in applying and interpreting the provisions of the Plan, have full power and authority to construe, interpret and carry out the provisions of the Plan. All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee's sole and absolute discretion and shall be final, conclusive and binding upon all parties. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

IV.  ELIGIBILITY FOR PARTICIPATION

    The Committee shall have full and complete discretion in determining which Eligible Employees may be Participants in the Plan in any Performance Period. Participation in the Plan in any Performance Period shall not confer any right on any Participant to participate in any subsequent Performance Period.

V.  DETERMINATION OF AWARDS

    A. ESTABLISHMENT OF TARGET INCENTIVE AWARDS AND PERFORMANCE GOALS. No later than ninety (90) days after the beginning of a Performance Period the Committee shall establish for each Participant (i) a Target Incentive Award for such Performance Period and the applicable Performance Goals in respect of such Performance Period and (ii) the amount of Award payable under the Plan as a percentage (which may exceed one hundred (100%) percent) of the Target Incentive Award derived from the degree of achievement of the applicable Performance Goals. The Performance Goals established by the Committee may be (but need not be) different each Performance Period and different goals may be applicable to different Participants. As soon as practicable after the establishment of the Target Incentive Award and Performance Goals, each Participant shall be notified in writing of such Target Incentive Award and the corresponding Performance Goals.

    B. AMOUNT OF AWARD PAYABLE NORMALLY. The Committee shall determine the Award payable to each Participant from the degree of achievement of the applicable Performance Goals. The Committee may, in its sole discretion, (a) other than in respect of an Award intended to meet the requirements of Section 162(m), increase the amount of any Award otherwise payable to any Participant or
(b) decrease or eliminate the amount payable to a Participant, in each case to reflect such Participant's individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances. The amount of the Award payable to a Participant for any Performance Period shall not exceed $3,000,000.

    C. AMOUNT OF AWARD WITH CHANGE OF EMPLOYMENT STATUS. In the event of a change in employment status of a Participant during the Performance Period, the Committee may, in its sole discretion, adjust the Award determinants for the Participant based upon the Participant's new status.

    D. AMOUNT OF AWARD WITH TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL. Except as otherwise provided in this paragraph, payment of an Award to a Participant for a particular Performance Period shall be made only if the Participant is employed by the Company or one of its Subsidiaries on the last day of the Performance Period. In the case of a Participant's separation from service due to Disability, Retirement or death or, in the case of a Participant's involuntary termination of employment by the Company or a Subsidiary other than for Cause if actively employed for the greater of six months or twenty-five percent of the Performance Period, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during the Performance Period, payable in accordance with Article VI below. In the case of a Change in Control of the Company during a Performance Period, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during such Performance Period and prior to the Change in Control, computed as if applicable Performance Goals had been attained at the one hundred (100%) percent level and payable in cash no later than the fifth (5th) day following the Change in Control.

VI.  PAYMENT OF AWARDS

    Except as provided in the last sentence of Section V(D) hereof, an Award which becomes payable to a Participant pursuant to Article V hereof shall be paid to the Participant (or the Participant's estate in the event of the Participant's death) as soon as practicable after the close of the Performance Period and certification by the Committee of the degree of achievement of the relevant Performance Goals. No Participant shall have the unconditional right to an Award hereunder until the Performance Period has concluded and the exact amount of the Award (if any) has been determined and certified by the Committee. All Awards shall be paid in cash.

VII.  DEFERRAL ELECTIONS

    The Committee may, at its option, establish written procedures pursuant to which Participants are permitted to defer the receipt of Awards payable under the Plan.

VIII.  ACCOUNTING DETERMINATIONS

    The Committee reserves sole discretion in adopting and changing, from time to time, the accounting principles and practices reflected in audited financial statements of the Company and, in its sole and absolute judgment, to make such other adjustments in Company financial results and/or Performance Goals as may be deemed reasonable, including, without limitation, changes to reflect acquisitions, divestitures, other corporate capital reorganizations, recapitalization or extraordinary events.

IX.  AMENDMENT AND TERMINATION OF PLAN

    The Compensation Committee of the Board reserves the right, at any time including during a Performance Period, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any Award for a Performance Period ending prior to the action amending, suspending or terminating the Plan or the payment of any Award payable pursuant to the last sentence of Section V(D) hereof or in respect to events occurring prior to such amendment or adversely affect the rights of a Participant pursuant to any agreement with the Company or any Subsidiary.

X.  GOVERNING LAW

    The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

XI.  MISCELLANEOUS PROVISIONS

    Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee. The Plan shall not constitute a contract between the Company or a Subsidiary and any employee. Unless approved by the Committee in respect of a particular Performance Period, no Participant shall have any right to be granted an Award hereunder. Nothing contained in the Plan shall restrict the Committee's power to grant any employee an award or bonus outside the scope of this Plan.

XII.  NO ALIENATION OF BENEFITS

    Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

XIII.  NO RIGHT, TITLE OR INTEREST IN COMPANY'S ASSETS

    Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company or a Subsidiary and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

XIV.  NO STOCK SUBJECT TO THE PLAN

    No shares of Stock shall be reserved for, or issued under, the Plan.

XV.  CHANGE IN CONTROL

    Unless otherwise specified by the Committee at the establishment of a Performance Period, for purposes of the Plan the term "Change in Control" shall mean any of the following events:

    (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of 40% or more of either (a) the then outstanding Stock of the Company (the "Outstanding Common Stock") or (b) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the "Total Voting Power"); excluding, however, the following:
(i) any acquisition by the Company or any of its Controlled Affiliates,
(ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Controlled Affiliates and (iii) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (3) below; or

    (2) a change in the composition of the Board such that the individuals who, as of December 20, 2000, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was made or approved pursuant to the Governance Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

    (3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction (a) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and
(b) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); or

    (4) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

XVI.  INTERPRETATION

    The Plan is designed and intended to comply with Section 162 (m) of the Code to the extent applicable to a "covered person" as defined therein, and the Plan shall be construed in a manner to so comply.

XVII.  EFFECTIVE DATE AND TERM

    The Plan shall take effect on February 27, 2002 (the date of its adoption by the Board). The Plan shall be submitted to stockholders of the Company to meet the stockholder approval requirements of Section 162(m) of the Code to maximize the deductibility of Awards to "covered persons" as defined in Section 162(m) of the Code. The effectiveness of the Plan is not dependent on obtaining stockholder approval.

                                                                         ANNEX B

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF HEXCEL CORPORATION

I.  PURPOSE

1. The primary function of the Audit Committee (or "Committee") is to assist the Board of Directors (or "Board") in fulfilling its oversight responsibilities by reviewing:

    a) The consolidated financial statements and reports provided by Hexcel Corporation and subsidiaries ("Hexcel" or the "Company") to any governmental body or the public;

    b) The Company's system of internal controls regarding finance, accounting, treasury, tax, information systems, legal compliance and professional ethics;

    c) The Company's auditing, accounting and financial reporting processes generally.

2. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, Hexcel's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

    a) Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

    b) Review and appraise the audit efforts of the Company's independent public accountants and its internal audit function;

    c) Provide an open avenue of communication among the independent public accountants, the internal audit function, financial and senior management, and the Board of Directors.

3. The Audit Committee will primarily fulfill these responsibilities by carrying out the activities outlined in Section IV of this Charter.

II.  COMPOSITION

1. The Audit Committee is a committee of the Board of Directors comprised of no less than three (3) directors, each of whom are independent of the management of Hexcel. The determination of director independence shall be made by the Board, based on an assessment of whether or not a director is free of any relationship that, in the opinion of the Board, would interfere with his or her independent judgment as a member of the Committee.

2. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or outside consultants.

3. The members of the Audit Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.  MEETINGS

1. The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee shall meet at least annually with management, the director of the internal audit function, and the independent public accountants in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. The Committee shall also meet at least annually without management, the director of the internal audit function, or the independent public accountants present. In addition, the Audit Committee or at least its Chairman shall review Hexcel's financial results with management and the independent public accountants on a quarterly basis in accordance with IV.2. below.

2. Unless otherwise determined by the Board of Directors or the Audit Committee, the provisions of the Bylaws applicable to the Board relating to call, notice and holding of meetings, quorum, and voting shall apply to the Committee, as provided in Section 32 of the Bylaws.

IV.  RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    DOCUMENTS AND REPORTS

1. Review and update this Audit Committee Charter periodically, but not less than annually, as conditions dictate.

2. Review with management and the independent public accountants the Company's quarterly financial results, prior to the public release of earnings and the filing with the Securities and Exchange Commission (or "SEC") of the Company's Quarterly Report on Form 10-Q. The Audit Committee may appoint the Chairman to represent the entire Committee for purposes of this review.

3. Review with management and the independent public accountants the Company's Annual Report on Form 10-K, prior to filing with the SEC.

4. Review with management and the independent public accountants any other reports or documents required to be filed with the SEC or any securities exchange that contain significant financial information about the Company.

5. Review any other reports or documents pertaining to finance, accounting, treasury, tax, information systems, legal compliance or professional ethics that management or the independent public accountants request the Audit Committee to review.

    AUDIT PROCESSES

6. Recommend to the Board of Directors the selection of the independent public accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent public accountants. On an annual basis, the Audit Committee shall review and discuss with the independent public accountants all significant relationships that the accountants have with Hexcel, for the purpose of assessing the accountants' independence and objectivity. In connection with this responsibility, the Committee shall request that the independent public accountants provide written confirmation that they are independent from the Company, as defined by Generally Accepted Auditing Standards, together with a description of all relationships that the accountants have with the Company.

7. Review with management, the internal audit function and the independent accountants the internal and external audit plans, including their assessments of major risk factors and key controls, prior to the commencement of significant audit fieldwork.

8. Review the annual summary of internal audit conclusions and recommendations prepared by the internal audit function, together with management's response.

9. Review the annual summary of independent audit conclusions, including recommendations for improvement, prepared by the independent public accountants, together with management's response.

10. Review the performance of the internal audit function, including the performance of any outside service providers within that function.

11. Review the performance of the independent public accountants and approve any proposed discharge of the accountants when circumstances warrant.

12. Periodically consult with the independent public accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's consolidated financial statements.

    FINANCIAL REPORTING PROCESSES

13. In consultation with the internal audit function and the independent public accountants, review the integrity of Hexcel's financial reporting processes.

14. Consider the independent publics accountants' judgments about the quality and appropriateness of the Company's accounting principles and practices as applied to its consolidated financial reports. In connection with this responsibility, the Audit Committee shall request that the independent public accountants describe to the Committee their assessment of the quality of the accounting principles and practices used in preparing the Company's consolidated financial statements, including the clarity of financial disclosures and the degree of conservatism reflected in accounting estimates.

15. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by management, the internal audit function or the independent public accountants.

    PROCESS IMPROVEMENT

16. Maintain regular and separate communication with management, the internal audit function and the independent public accountants regarding the appropriateness of significant accounting principles, practices and judgments used in preparing the Company's consolidated financial statements.

17. Following completion of the annual independent audit, review separately with management and the independent public accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

18. Review any significant disagreement among management, the internal audit function or the independent public accountants in connection with the preparation of consolidated financial statements or reports, or with the preparation of the annual summaries of audit results and recommendations prepared by the internal audit function and the independent public accountants.

19. Periodically review with management, the internal audit function and the independent public accountants the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

20. Periodically review accounting, financial, human resources and succession planning within the Company.

    ETHICAL AND LEGAL COMPLIANCE

21. Comply with all applicable rules, requirements and guidelines relating to Audit Committees promulgated by the New York Stock Exchange, the National Association of Securities Dealers, the Pacific Exchange or the SEC.

22. Periodically review and approve Hexcel's Code of Conduct regarding legal and ethical behavior, and assess the degree to which management has established a system to enforce this Code of Conduct.

23. Periodically assess the degree to which management has maintained a proper system for satisfying the Company's legal requirements with respect to the dissemination of consolidated financial reports and other financial information to governmental organizations and the public.

24. Periodically review the activities, organizational structure and qualifications of the internal audit function.

25. Periodically review, with the Company's General Counsel, legal compliance matters including corporate securities trading policies.

26. Review, with the Company's General Counsel, any legal matter that the General Counsel advises the Committee may have a significant impact on the Company's consolidated financial statements.

27. Investigate any matter brought to the Committee's attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in the Committee's judgment, that is appropriate.

28. Perform any other activities consistent with this Charter, the Bylaws and governing law, as the Committee or Board deems necessary or appropriate.

                            HEXCEL CORPORATION
                            Two Stamford Plaza
                           281 Tresser Boulevard
                          Stamford, Connecticut 06901

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 9, 2002

   This Proxy is Solicited by the Board of Directors of Hexcel Corporation

   The undersigned stockholder of Hexcel Corporation ("Hexcel") hereby appoints David E. Berges, Martin L. Solomon and Marshall S. Geller and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 18, 2002 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 9, 2002 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 2, 2002, receipt of which is hereby acknowledged.

                                                          [SEE REVERSE SIDE]
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                   Please date, sign and mail your
                proxy card back as soon as possible!

                    Annual Meeting of Stockholders
                            HEXCEL CORPORATION

                               May 9, 2002
            - Please detach and Mail in the Envelope Provided -

A /X/ Please mark your votes as in this example

1. Election of directors (check one box only):

FOR all nominees listed at right (except as written to the contrary below)

                             /_/

WITHHOLD AUTHORITY to vote for all nominees listed at right
                             /_/

INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of the nominee(s) below:

---------------------------------

Nominees:
H. Arthur Bellows, Jr.
David E. Berges
Sandra L. Derickson
James J. Gaffney
Marshall S. Geller
Sanjeev K. Mehra
Lewis Rubin
Peter M. Sacerdote
Martin L. Solomon

                                                       FOR AGAINST ABSTAIN
2. PricewaterhouseCoopers LLP as Independent Auditors  /_/   /_/      /_/

3. Approval of the Hexcel Corporation Long-Term
   Incentive Plan                                      /_/   /_/      /_/

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED FOR EACH OF THE NOMINEES SET FORTH IN ITEM 1 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Signature(s)___________________________________ DATED:______, 2002

Note: Please sign exactly as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation, partnership or as agent, attorney or fiduciary, please indicate the capacity in which you are signing.